Exhibit 10.8

EXECUTION VERSION

SENIOR SECURED INTERIM LOAN AGREEMENT

dated as of June 13, 2011

among

AE Consolidation Limited,

as the Borrower,

THE LENDERS PARTY HERETO, and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent

MORGAN STANLEY SENIOR FUNDING, INC. AND CITIGROUP GLOBAL MARKETS INC.,

as Joint Lead Arrangers and Joint Book-Runners

i

Exhibits, Schedules and Annexes

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Affiliate Subordination Agreement
Exhibit C	Form of Assignment and Acceptance
Exhibit D	Form of Borrowing Request
Exhibit E	Form of Guarantee Agreement
Exhibit F	Form of Exchange Notice
Exhibit G	Reserved
Exhibit H	Form of Opinion of Kirkland & Ellis International LLP
Exhibit I	Form of Opinion of Kirkland & Ellis LLP
Exhibit J	Form of Note

Schedule 2.01	Lenders and Commitments
Schedule 4.02(j)	Sources and Uses

Annex 1	Proposed Description of Notes

This SENIOR SECURED INTERIM LOAN AGREEMENT dated as of June 13, 2011 (this “Agreement”), is among AE Consolidation Limited (Company number 7666089), a limited liability company formed under the laws of England and Wales (the “Borrower”), with respect to Section 5.21 only, Avis Budget Group Inc., a corporation formed under the laws of Delaware (“Parent”), the Lenders from time to time party hereto, and Morgan Stanley Senior Funding, Inc., as administrative agent (in such capacity and together with its successors, the “Administrative Agent”).

PRELIMINARY STATEMENTS

Pursuant to the Implementation Agreement to be dated on or about the date hereof (together with schedules and exhibits thereto, the “Scheme Acquisition Agreement”) by and between Borrower and Avis Europe plc, a public limited company incorporated under the laws of England and Wales (the “Target”), Borrower will agree to acquire (the “Acquisition”) all of the Target Shares, to be effected by way of a Scheme or, if a Conversion Notice has been delivered, an Offer and subsequent purchases thereof.

In connection with the Acquisition, the Borrower has requested the Lenders to extend credit to the Borrower in the form of Interim Loans (as this and other capitalized terms used in these preliminary statements are defined in Section 1.01 below) in an aggregate amount not to exceed €693,900,000.00.

The proceeds of the Interim Loans, together with (i) a portion of cash on hand of Parent, (ii) the proceeds of the issuance and sale of Securities and (iii) the proceeds of the issuance of the Parent Bridge Loan, if any, will be used to pay the Acquisition Consideration and the Transaction Expenses.

The Lenders are willing to extend such Loans on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the undertakings set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I.

Definitions

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“Acceptance Condition” shall mean, if a Conversion Notice has been delivered, the condition with respect to the number of acceptances to the Offer which must be secured to declare the Offer unconditional as to acceptances (as set out in the Offer Press Release and which shall not be less than 75% of the Target Shares outstanding).

“Acquired Entity” shall have the meaning assigned to such term in the definition of “Permitted Acquisition”.

“Acquisition” shall have the meaning assigned to such term in the preliminary statements to this Agreement.

“Acquisition Conditions Precedent” shall mean the conditions listed in paragraphs 1 and 2 of Appendix 1 to the Press Release or, if a Conversion Notice has been delivered, the corresponding conditions precedent in the Offer Press Release to the extent applicable.

“Acquisition Consideration” shall mean an aggregate amount required to consummate the Acquisition, exclusive of all fees and expenses.

“Acquisition Documentation” shall have the meaning assigned to such term in Section 4.02(j).

“Administrative Agent” shall have the meaning assigned to such term in the preamble.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that, for purposes of the definition of “Eligible Assignee” and Section 6.08, the term “Affiliate” shall also include any Person that directly or indirectly owns Equity Interests representing at least 10% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Person specified.

“Affiliate Subordination Agreement” shall mean an Affiliate Subordination Agreement in the form of Exhibit B pursuant to which intercompany obligations and advances owed by any Loan Party are subordinated to the Obligations.

“Agent Default” shall mean, to the extent that the Administrative Agent holds any Loans or Interim Loan Commitments hereunder, if it is a Defaulting Lender; provided, that, any reference to the Administrative Agent in the definition of “Defaulting Lender” shall be replaced by reference to “the Borrower and the Required Lenders.”

“Agreement” shall have the meaning assigned to such term in the preamble.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.26(a).

“Anti-trust Condition” shall mean the condition precedent set forth in paragraph 2(a) of Appendix 1 to the Press Release, or in the event that a Conversion Notice has been delivered, the corresponding condition precedent in the Offer Press Release.

“Applicable Margin” shall mean, for any day, for each Loan, the rate per annum equal to 7.00% subject to adjustment as follows: if the Loans are not paid within the three-month period following the Initial Funding Date, the Applicable Margin shall increase by 0.50% per annum at the end of such three-month period and shall increase by an additional 0.50% per annum at the end of each three-month period thereafter.

“Approved Fund” shall mean any Person (other than a natural Person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arrangers” shall mean Morgan Stanley Senior Funding, Inc. and Citigroup Global Markets Inc., as Joint Lead Arrangers and Joint Book-Runners, and any other Person serving in the capacity of Joint Arranger and Joint Book-Runner.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit C or such other form as shall be approved by the Administrative Agent.

“Benefit Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Tax Code or Section 307 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, with respect to any Person, such Person’s board of directors, board of managers or comparable governing body.

“Borrower” shall have the meaning assigned to such term in the preamble.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.01.

“Borrowing” shall mean Loans of the same Type converted or continued on the same date and as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit D, or such other form as shall be approved by the Administrative Agent.

“Breakage Event” shall have the meaning assigned to such term in Section 2.16

“Bridge Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Business Day” shall mean any day other than a Saturday, Sunday or day on which commercial banks in New York City or London, England are authorized or required by law to close; provided, however, that when used in connection with a EURIBOR Loan (including with respect to all notices and determinations in connection therewith and any payments of principal, interest or other amounts thereon), the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP as in effect on the date hereof, and the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP as in effect on the date hereof.

“Cash Confirmation” shall mean the letter among the Parent, Borrower, UK Holdco, Citigroup Global Markets Limited and Morgan Stanley & Co. Limited, relating to, among other things, the Equity

Contribution, the procedures to be implemented in respect thereof and the Loans and the Parent Bridge Loans.

“Cash Equivalents” shall mean any of the following:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of issuance thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime 1” (or the then equivalent grade) by Moody’s or “A 1” (or the then equivalent grade) by S&P;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above; and

(f) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Cash Management Bank” shall mean any Person that is a Lender or an Affiliate of a Lender at the time it provides any Cash Management Services, whether or not such Person subsequently ceases to be a Lender or an Affiliate of a Lender.

“Cash Management Obligations” shall mean obligations owed by a Borrower or any Subsidiary to any Cash Management Bank in respect of or in connection with any Cash Management Services and designated by the Borrower in writing to the Administrative Agent as “Cash Management Obligations”.

“Cash Management Services” shall mean any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.

“Certain Funds Covenant” means, solely in relation to Borrower and UK Holdco only (and, for the avoidance of doubt, excluding any other Loan Party, the Target and its Subsidiaries), the covenants set forth in Sections 6.01, 6.02, 6.05, 6.06, 6.08, 6.14, 6.15, 6.17 and 5.15 (other than clauses (f), (h), (k)(ii) and (l) thereof).

“Certain Funds Default” shall mean any Event of Default, in each case relating to the Borrower or UK Holdco only (and, for the avoidance of doubt excluding any other Loan Party, the Target and its Subsidiaries), arising under clauses (b), (c), (g), (h), (k) or (l) of Section 7.01 hereof.

“Certain Funds Period” shall mean the period from and including the Commitment Effective Date and ending on the earliest of:

(a) if (i) the Scheme Effective Date or, as the case may be, Offer Unconditional Date has not occurred by the Long Stop Date and (ii) paragraph (d) below does not apply, the Long Stop Date;

(b) the date on which the Scheme lapses or is withdrawn (other (i) than in connection with the conversion of the Scheme into an Offer or (ii) if paragraph (d) below applies) or, if an Offer is made, the date on which the Offer lapses, terminates or is withdrawn in accordance with its terms; and

(c) the date which falls:

(i) if the Acquisition is effected by way of a Scheme, 15 days after the Scheme Effective Date; or

(ii) if the Acquisition is effected by way of an Offer (other than as contemplated by paragraph (d) below), 60 days after the Offer Unconditional Date, or if Borrower has sent to minority shareholders notices pursuant to section 979 of the Companies Act before such date, such longer period as is necessary to enable Borrower to acquire the remaining Target Shares pursuant to the squeeze-out procedures under Chapter 3 of Part 28 of the Companies Act; provided that the Certain Funds Period shall in any event end on the date that is 102 days after the Offer Unconditional Date, unless such 102nd day is prior to the Long Stop Date, in which case the Certain Funds Period shall end on the Long Stop Date.

(d) if the Scheme fails to become effective due to not receiving the requisite Target shareholder or court approval and the Borrower launches a new Offer by virtue of the requirements imposed on the Parent or any of its subsidiaries (including the Borrower), pursuant to the irrevocable undertaking to vote in favor of the Scheme and/or accept the Offer given by the Target’s majority shareholder on or about the date of this Agreement, the date which falls 42 days after the launch of such New Offer by publication of an offer document (unless such 42nd day is prior to the Long Stop Date, in which case the Certain Funds Period shall end on the Long Stop Date).

A “Change in Control” shall be deemed to have occurred if (a) prior to a Qualified Public Offering, (i) the Borrower shall fail to own, in the aggregate, directly or indirectly, beneficially or of record, outstanding voting securities representing greater than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Target and (ii) the Borrower does not otherwise have the right, directly or indirectly, to designate (or have otherwise failed to so designate) a majority of the Board of Directors of the Target, (b) after a Qualified Public Offering, (A) any Person (other than the Borrower) or (B) Persons (other than the Borrower) that are together a group (within the meaning Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) or persons acting in concert shall become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the Exchange Act or any successor rule), directly or indirectly, of more than the greater of (x) 35% of the outstanding voting securities having ordinary voting power of the Target and (y) the percentage of the then outstanding voting securities having ordinary voting power of the Target owned, directly or indirectly, beneficially or of record, by the Borrower, unless, in the case of either clause (i) or (ii) above, the Borrower has, at such time, the right or the ability by voting power, contract or otherwise to elect or so designate for election at least a majority of the Board of Directors of the Target; (c) after a Qualified Public Offering, a majority of the seats (other than vacant seats) on the Board of Directors of the Target shall at any time be occupied by persons who are not Continuing Directors; (d) the Borrower shall at any time fail to own directly or indirectly, beneficially and free and clear of all Liens (other than Liens under the Loan Documents and non-consensual statutory Liens permitted under Section 6.02) or of record, 100% of each class of issued and outstanding Equity Interests in the Target; (e) UK Holdco shall at any time fail to own directly or indirectly, beneficially and free and clear of all Liens (other than Liens under the Loan Documents and non-consensual statutory Liens permitted under Section 6.02) or of record, 100% of each class of issued and outstanding Equity Interests in the Borrower or (f) Parent shall at any time fail to own directly or indirectly, beneficially and free and clear of all Liens (other than Liens under the Loan Documents and non-consensual statutory Liens permitted under Section 6.02) or of record, 100% of each class of issued and outstanding Equity Interests in the Borrower.

“Change in Control Offer” shall mean an offer, the terms of which are set forth on a notice delivered to each Lender (through the Administrative Agent) within 30 days following the occurrence of a Change in Control stating: (A) that a Change in Control has occurred and that such Lender has the right to require Borrower to prepay all or a portion of such Lender’s Loan at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of prepayment; (B) the Change in Control prepayment date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is delivered (the “Prepayment Date”); and (C) that Lenders electing to have all or any portion of their Loans prepaid pursuant to the Change in Control Offer will be required to notify Borrower prior to the close of business on the third Business Day preceding the Prepayment Date, which election will be irrevocable unless otherwise specified in such notice.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement, (c) regardless of the date enacted, adopted, issued or implemented (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof or (d) compliance by any Lender (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Interim Loans or Term Loans.

“Clean-Up Period” shall have the meaning assigned to such term in Section 7.01.

“Collateral” shall mean all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment Effective Date” shall mean the date the conditions precedent set forth in Section 4.02 hereof are satisfied.

“Communications” shall have the meaning assigned to such term in Section 9.01.

“Companies Act” shall mean the Companies Act of 2006 of England and Wales, as amended.

“Confidential Information Memoranda” shall mean one or more confidential information memoranda and other materials, in each case in form and substance customary for transactions of this type and otherwise reasonably satisfactory to both the Arrangers and the Borrower, to be used in connection with the syndication of the Loan Facility.

“Consolidated Net Income” shall mean, for any period, the net income or loss of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Restricted Subsidiary (other than a Guarantor) to the extent that the declaration or payment of dividends or similar distributions by the Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or constitutional documents or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Restricted Subsidiary, (b) the income of any Person (other than a Restricted Subsidiary) in which any other Person (other than the Borrower or a wholly owned Restricted Subsidiary or any director holding qualifying shares in accordance with applicable law) has an interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or a wholly owned Restricted Subsidiary by such Person during such period, (c) any gains or losses attributable to sales of assets out of the ordinary course of business and (d) any income or loss for such period attributable to the early extinguishment of Indebtedness or hedging obligations or other derivative instruments.

There shall be excluded from Consolidated Net Income for any period the purchase accounting effects of adjustments, including to property, equipment, inventory and software and other intangible assets (including favorable and unfavorable leases and contracts) and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of the Transactions, any acquisition consummated prior to the Initial Funding Date, any Permitted Acquisition, or the amortization, write-off or write-down of any amounts thereof.

“Continuing Directors” shall mean, at any time, any member of the Board of Directors of the Borrower who (a) was a member of such Board of Directors on the Initial Funding Date immediately after the consummation of the Acquisition or (b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Conversion Fee” shall have the meaning assigned to such term in Section 2.05.

“Conversion Notice” shall mean a written notice given by Borrower to the Administrative Agent at any time prior to the Scheme Effective Date and after the Scheme has been terminated or abandoned if Borrower intends to switch from the Scheme to launch an Offer.

“Default” shall mean any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender, as determined by the Administrative Agent (except, in the case of the Administrative Agent, such determination being made by the Borrower and the Required Lenders), that has (a) failed to fund any portion of its Interim Loans within three Business Days of the date required to be funded by it hereunder (unless such Lender and at least one other unaffiliated Lender shall have notified the Administrative Agent and the Borrower in writing of their good faith determination that a condition to their obligation to fund Loans shall not have been satisfied), (b) notified the Borrower, the Administrative Agent, or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good-faith dispute or (e) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has consented to, approved of or acquiesced in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has consented to, approved of or acquiesced in any such proceeding or appointment; provided that (i) if a Lender would be a “Defaulting Lender” solely by reason of events relating to a parent company of such Lender as described in clause (e) above, the Administrative Agent may, in its discretion, determine that such Lender is not a “Defaulting Lender ” if and for so long as the Administrative Agent is reasonably satisfied that such Lender will continue to perform its funding obligations hereunder and (ii) the Administrative Agent may, by notice to the Borrower and the Lenders, declare that a Defaulting Lender is no longer a “Defaulting Lender” if the Administrative Agent determines, in its reasonable discretion, that the circumstances that resulted in such Lender becoming a “Defaulting Lender” no longer apply.

“Disposition” or “Dispose” shall mean the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale of Equity Interests of a Subsidiary of the Borrower) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” shall mean any Equity Interest that, by its terms (or by the terms of any security or any other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change in control or asset sale (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part (except as a result of a change in control or asset sale), or (c) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interest that would constitute Disqualified Equity Interests, in each case, prior to the Final Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Borrower or the Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Borrower or the Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“dollars” or “$” shall mean lawful money of the United States of America.

“Eligible Assignee” shall mean any Person other than a natural Person that is (i) a Lender, an Affiliate of any Lender or a Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), or (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the

Securities Act) and which extends credit or buys loans in the ordinary course of business; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates.

“Environmental Laws” shall mean with respect to the applicable Person, all Federal, state, local and foreign laws (including, without limitation, statutes, common law and laws and regulations of the European Union), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements in each case, relating to protection of the environment, natural resources, human health and safety or the presence, Release of, threatened Release, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” shall mean any Permit under Environmental Law.

“Equity Contribution” shall mean the equity contribution of £246,000,000 from Parent which is deposited with Citibank, N.A., London Branch and held in accordance with the provisions of the Escrow Agreement.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests, beneficial interests in a trust or other equity interests in any Person, or any obligations convertible into or exchangeable for, or giving any Person a right, option or warrant to acquire, such equity interests or such convertible or exchangeable obligations.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Tax Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Tax Code, is treated as a single employer under Section 414 of the Tax Code.

“ERISA Event” shall mean (a) the occurrence of any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Benefit Plan (other than an event for which the 30-day notice period is waived); (b) any determination that a Benefit Plan is, or is expected to be, “at risk” (within the meaning of Section 430 of the Code or Section 303 of ERISA or that a Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA) or in “reorganization” (within the meaning of Section 4241 of ERISA) or is “insolvent” (within the meaning of Section 4245 of ERISA); (c) the filing pursuant to Section 412(d) of the Tax Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Benefit Plan; (d) the incurrence by Target or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Benefit Plan or the withdrawal or partial withdrawal of Target or any of its ERISA Affiliates from any Benefit Plan or Multiemployer Plan; (e) the receipt by Target or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Benefit Plan or Plans or to appoint a trustee to administer any Benefit Plan; (f) the adoption of any amendment to a Benefit Plan that would require the provision of security pursuant to Section 401(a)(29) of the Tax Code or Section 307 of ERISA; (g) the receipt by Target or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from Target or any of its ERISA Affiliates of any notice, concerning the imposition of any material Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of the Restricted Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Tax Code) or with respect to which the Borrower, Target or any such Restricted Subsidiary could otherwise be liable and is likely to result in material liability for the Borrower and the Restricted Subsidiaries; or (i) any other event or condition with respect to a Benefit Plan or Multiemployer Plan that could result in material liability of the Borrower, Target or any Restricted Subsidiary.

“Escrow Agreement” shall mean the escrow agreement between, amongst others, Parent, Citigroup Global Markets Limited, Morgan Stanley & Co. Limited and Citibank, N.A. London Branch.

“EURIBOR” in relation to any Euro Loan (i) the applicable Screen Rate or (ii) if no Screen Rate is available for the Interest Period of that Euro Loan) the Reference Bank Rate, in each case as of 11.00 a.m., Brussels time, on the day falling two Business Days before the first day of that Interest Period for Euro and for a period comparable to the Interest Period of that Euro Loan; provided, however, notwithstanding anything to the contrary in this Agreement, in no event shall EURIBOR be lower than 1.50%.

“Event of Default” shall have the meaning assigned to such term in ARTICLE VII.

“Exchange” shall have the meaning assigned to such term in Section 2.22(b)(i).

“Exchange Date” shall have the meaning assigned to such term in Section 2.22(b)(i).

“Exchange Notice” shall have the meaning assigned to such term in Section 2.22(b)(ii).

“Excluded Conditions” shall have the meaning assigned to such term in Section 6.16(b).

“Excluded Subsidiary” shall mean (a) any Subsidiary that is not a wholly owned Subsidiary, (b) any Subsidiary that is prohibited by any Requirement of Law from guaranteeing the Obligations (for so long as such prohibition subsists), (c) any Subsidiary that is not a Material Subsidiary (unless the Borrower so elects to treat such Subsidiary as if it was not an Excluded Subsidiary as notified to the Administrative Agent in writing), (d) any Insurance Subsidiary and (e) any Unrestricted Subsidiary.

“Excluded Taxes” shall mean, with respect to any Lender or Administrative Agent (a) any Taxes imposed by a jurisdiction as a result of any connection between a Lender or Administrative Agent, and such jurisdiction other than any connection arising from executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under, or enforcing any Loan Document; (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction referred to in clause (a) above; or (c) in the case of any Lender or Administrative Agent (other than an assignee pursuant to a request by the Borrower under Section 2.21(a)), any UK tax that is imposed on amounts payable to such Lender or Administrative Agent at the time such Lender or Administrative Agent becomes a party to this Agreement (or designates a new lending office or immediately following an assignment), except to the extent that such Lender or Administrative Agent (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such Tax pursuant to Section 2.20(a).

“Executive Order” shall have the meaning assigned to such term in Section 3.26.

“Existing Debt” shall mean (i) the outstanding amount under the Revolving Credit Agreement, (ii) each senior unsecured private placement note of Avis Finance Company plc pursuant to a note purchase agreement dated as of June 9, 2004, (iii) each senior unsecured private placement note of Avis Finance Company plc pursuant to a multi-currency note facility and guarantee agreement dated as of May 30, 2004 and (iv) the €250,000,000 existing floating rate notes of Avis Finance pursuant to an indenture dated as of July 21, 2006.

“Fair Market Value” shall mean, with respect to any asset or liability, the fair market value of such asset or liability as determined in good faith by a Responsible Officer of the Borrower.

“Fee Letter” shall mean the Fee Letter dated as of June 13, 2011, among Parent, Morgan Stanley Senior Funding, Inc. and Citigroup Global Markets Inc.

“Fees” shall mean, collectively, the Bridge Commitment Fees, the Funding Fees and the Conversion Fees.

“Final Maturity Date” shall mean the seventh anniversary of the Initial Funding Date or, if such date is not a Business Day, the next succeeding Business Day.

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer, vice treasurer or controller of such Person (or if there is no such Person acting in such capacity, an authorized manager or director).

“Foreign Subsidiary” shall mean any Subsidiary that is not a US Subsidiary.

“Funding Date Notes” means Securities issued on or prior to the Initial Funding Date, the gross proceeds of which are in substitution for an equal principal amount of Interim Loans and shall reduce the Interim Loan Commitments hereunder in accordance with Section 2.09.

“Funding Fee” shall have the meaning assigned to such term in Section 2.05(a).

“GAAP” shall mean the international accounting standards within the meaning of IAS Regulation 1606/2002 as applied by the European Union to the extent applicable to the relevant financial statements.

“Governmental Authority” shall mean the government of the United States of America, England, Wales or any other nation, any political subdivision thereof, whether state, provincial or local, the European Union and any agency, tax, revenue or fiscal authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or European Central Bank) and/or competent to impose, administer or collect any Taxes or make any decision or ruling on any matter relating to Taxes.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(h).

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of (a) the guarantor or (b) another Person (including any bank under a letter of credit) to induce the creation of which the guarantor has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation, contingent or otherwise, of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation or (v) to otherwise assure or hold harmless the owner of such Indebtedness or other obligation against loss in respect thereof; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Agreement” shall mean the Guarantee Agreement in the form of Exhibit E, to be executed and delivered by the Borrower and the Guarantors from time to time party thereto.

“Guarantors” shall mean (a) on the Commitment Effective Date, UK Holdco, (b) on and after the date that is not more than 30 days (which date may be extended in the Administrative Agent’s sole discretion) after the Initial Funding Date, each Restricted Subsidiary (other than the Borrower) and (c) at any time thereafter, shall include each other Restricted Subsidiary that becomes a guarantor pursuant to Section 5.09; provided, that the foregoing clauses (b), (c) and (d) shall not apply to any Excluded Subsidiary.

“Hazardous Materials” shall mean any petroleum (including crude oil or fraction thereof) or petroleum products or byproducts, or any pollutant, contaminant, chemical, compound, constituent, or hazardous, toxic or other substances, materials or wastes defined, or regulated as such by, or pursuant to, any Environmental Law, or requiring removal, remediation or reporting under any Environmental Law, including asbestos, or asbestos containing material, radon or other radioactive material, polychlorinated biphenyls and urea formaldehyde insulation.

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, fuel or other commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any similar transaction or any combination of these transactions; provided, however, that no phantom stock or similar plan providing for payments and on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any Restricted Subsidiary shall be a Hedging Agreement.

“Indebtedness” of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (c) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above and (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; provided, that Indebtedness shall not include any earn-out obligations or contingent obligations consisting of purchase price adjustments. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Independent Financial Advisor” shall mean an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is independent of the Borrower and its Affiliates.

“Information” shall have the meaning assigned to such term in Section 9.16.

“Initial Exchange Notice” shall have the meaning assigned to such term in Section 2.22(b)(ii).

“Initial Funding Date” shall mean the date the Interim Loans are made hereunder.

“Interest Payment Date” shall mean the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a EURIBOR Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Insurance Subsidiary” shall mean a Subsidiary established for the purpose of (a) insuring the businesses, facilities, employees or joint ventures of the Borrower or any of its Subsidiaries, or (b) providing insurance products.

“Interest Period” shall mean, with respect to any EURIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is 1, 2, 3 or 6 months thereafter (or such other duration as otherwise agreed to by the Administrative Agent with respect to Borrowings on the Initial Funding Date), as the Borrower may elect; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Loan Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Interim Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Interim Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Interim Loan Conversion Date” shall mean the first anniversary of the Initial Funding Date or, if such date is not a Business Day, the next succeeding Business Day.

“Interim Loans” has the meaning set forth in Section 2.01.

“Investment Grade Securities” shall mean (a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents); (b) debt securities or debt instruments with an a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P (or, in either case, an equivalent rating by a nationally recognized statistical rating agency or agencies, selected by the Borrower), but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries; (c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution; and (d) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit, advances to customers, dealers, licensees, franchisees, suppliers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Borrower in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 6.06, (i) “Investments” shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Borrower.

“Issuer” shall mean any or all of the Borrower, UK Holdco, the Parent, Avis Budget Holdings, Inc., or Avis Budget Car Rental, LLC, or any affiliate of any of the foregoing permitted pursuant to the terms of the Fee Letter.

“Legal Reservations” means (a) the principle that equitable remedies (or remedies that are analogous to equitable remedies in other jurisdictions) may be granted or refused at the discretion of a court, the principles of reasonableness and fairness, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganization, court schemes, moratoria, administration, examinership, reorganization and other laws generally affecting the rights of creditors, (b) the time barring of claims under applicable statutes of limitation, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defenses of set-off or counterclaim and (c) similar principles, rights and defenses under the laws of any relevant jurisdiction.

“Lenders” shall mean (a) the Persons listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, encumbrance, collateral assignment, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party (other than any Loan Party) with respect to such securities; provided, that in no event shall Liens be deemed to include an operating lease or customary rights of first refusal and tag, drag and similar rights in joint venture agreements.

“Loan” shall mean any Interim Loan or Term Loan made by any Lender pursuant to this Agreement.

“Loan Documents” shall mean this Agreement, the Security Documents, the Guarantee Agreement, the Fee Letter and the promissory notes, if any, executed and delivered pursuant to Section 2.04(e).

“Loan Facility” shall mean the Interim Loan Commitments and the Loans provided for pursuant to this Agreement.

“Loan Parties” shall mean the Borrower and the Guarantors.

“Long Stop Date” shall mean December 13, 2011.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse condition or material adverse change in or material adverse affect on (a) the business, assets, liabilities, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower or the Loan Parties (taken as a whole) to perform any of their payment obligations under any Loan Document to which the Borrower or any of the Loan Parties is a party, or (c) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent or the Lenders thereunder in a manner or to an extent which would be materially adverse to the interests of the Administrative Agent or the Lenders.

“Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and the Restricted Subsidiaries in a principal amount exceeding €15,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” shall mean, with respect to any Restricted Subsidiary to the extent that any such Restricted Subsidiary (a) individually either (i) contributed 3% or more of Consolidated Net Income for the period of four fiscal quarters most recently ended on or prior to the date of determination and/or (ii) has assets (excluding intercompany balances) representing 3% or more of Total Assets (excluding intercompany balances) for the Borrower and its Restricted Subsidiaries on a consolidated basis on the last day of the most recent fiscal quarter ended on or prior to the date of determination, or (b) in the aggregate with other Restricted Subsidiaries, either (i) contributed 5% or more of Consolidated Net Income for the period of four fiscal quarters most recently ended on or prior to the date of determination and/or (ii) has assets (excluding intercompany balances) representing 5% or more of Total Assets (excluding intercompany balances) for the Borrower and its Restricted Subsidiaries on a consolidated basis on the last day of the most recent fiscal quarter ended on or prior to the date of determination.

“Maturity Date” shall mean (a) if the Interim Loans have not been converted to Term Loans, the Interim Loan Conversion Date and (b) if the Interim Loans have been converted to Term Loans, the Final Maturity Date.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean (a) in connection with any Disposition or Recovery Event, an amount equal to all cash payments and Cash Equivalents received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received), therefrom, in each case net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Disposition or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements, to the extent such tax credits or deductions or tax sharing arrangements are utilized) and and (b) in connection with any issuance or sale of Equity Interests or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Obligations” shall mean all obligations defined as “Obligations” in the Guarantee Agreement.

“Offer” shall mean a contractual takeover offer within the meaning of Section 974 of the Companies Act made by the Borrower to effect the Acquisition (as that offer may be amended in accordance with the terms of this Agreement).

“Offer Document” shall mean the document to be sent to the shareholders of the Target in order to make the Offer.

“Offer Press Release” shall have the meaning assigned to such term in Section 5.15(i).

“Offer Unconditional Date” shall mean the date on which the Offer is declared unconditional in all respects.

“Other Financing” shall have the meaning assigned to such term in Section 6.10.

“Other Taxes” shall mean, in respect of any jurisdiction, any and all present or future stamp or documentary duties or taxes or any other excise, value added taxes or property taxes, charges or similar levies (including interest, fines, penalties and additions to tax) arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Parent” shall have the meaning assigned to such term in the preamble.

“Parent Bridge Credit Agreement” shall mean that certain Credit Agreement , dated as of June 13, 2011, among Parent, as borrower, Morgan Stanley Funding, Inc., as agent, each other agent, arranger or bookrunner party thereto, and the lenders party thereto, including any related notes, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements (in each case with the same or new agents, lenders or institutional investors), including any agreement adding or changing the borrower or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder.

“Parent Bridge Loans” shall mean the loans (and any securities issued in connection therewith) issued pursuant to the Parent Bridge Credit Agreement.

“Paying Agent” shall have the meaning assigned to such term in ARTICLE VIII.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Benefits” shall have the meaning assigned to such term in Section 3.16(b).

“Permanent Securities” shall mean, collectively, each series of Senior Notes issued or to be issued in an Exchange and each other series of Securities.

“Permanent Securities Indenture” shall mean, collectively, one or more indentures or supplemental indentures among the Issuer, the Guarantors and the Trustee which shall contain terms, conditions and covenants consistent with the Existing Notes, with changes appropriate to reflect the transactions and the operations, size and practices of Target, pursuant to which Senior Notes or Securities shall be issued and incorporating the terms of the applicable series of Permanent Securities as contemplated by Section 2.22(b)(iii) or the Fee Letter, as applicable, as each may be amended, supplemented or otherwise modified from time to time in accordance therewith.

“Permanent Securities Registration Rights Agreement” shall mean, collectively, one or more registration rights agreements, providing for the registration of one or more series of Permanent Securities under the Securities Act, to be entered into by the Issuer and the Guarantors in connection with the issuance of Permanent Securities.

“Permits” shall mean any and all franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, easements, rights of way, Liens and other rights, privileges and approvals required under any Requirement of Law.

“Permitted Acquisition” shall mean the acquisition by any Loan Party of all or substantially all the assets of a Person or line of business of such Person, or all of the Equity Interests of a Person (referred to herein as the “Acquired Entity”); provided that (a) the Acquired Entity shall be in a similar or complementary and related line of business (or reasonably related extensions thereof) as that of the Loan Parties; (b) at the time of such transaction both immediately before and after giving effect thereto, no Event of Default or Default shall have occurred and be continuing; (c) the Borrower and the Subsidiaries shall not incur or assume any Indebtedness in connection with such acquisition, except as permitted by Section 6.01 and (d) the aggregate amount of consideration paid in connection with Permitted Acquisitions shall not exceed €25,000,000 over the term of this Agreement.

“Permitted Business” shall hall have the meaning assigned to such term in Section 6.09.

“Permitted Investments” shall mean:

(a) Investments in cash or Cash Equivalents;

(b) (i) Investments by the Borrower and the Restricted Subsidiaries existing on the Initial Funding Date in or to the Borrower and the Restricted Subsidiaries and (ii) additional Investments by the Borrower and the Restricted Subsidiaries in or to the Borrower and Guarantors;

(c) Investments received in connection with the bankruptcy, insolvency, court protection or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(d) the Borrower and the Restricted Subsidiaries may make loans and advances in the ordinary course of business to their respective employees (x) in respect of travel, entertainment or moving-related expenses incurred in the ordinary course of business or (y) in respect of moving-related expenses incurred in connection with any closing or consolidation of any facility, so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed €3,000,000;

(e) the Acquisition and Permitted Acquisitions;

(f) Investments existing on the Initial Funding Date;

(g) extensions of trade credit in the ordinary course of business made pursuant to a legally binding written comment in existence on the Initial Funding Date in the ordinary course of business;

(h) Investments made as a result of the receipt of non-cash consideration from a sale, transfer or other disposition of any asset in compliance with Section 6.05;

(i) intercompany loans and advances to any direct or indirect parent of the Borrower to the extent that the Borrower may pay dividends to such parent pursuant to Section 6.06 (and in lieu of paying such dividends); provided that such intercompany loans and advances (i) shall be made for the purposes, and shall be subject to all the applicable limitations set forth in, Section 6.06 and (ii) shall be unsecured and subordinated to the Obligations pursuant to an Affiliate Subordination Agreement;

(j) loans and advances in the ordinary course of business to content providers, royalty partners and subcontractors so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed €5,000,000;

(k) Investments in Hedging Agreements permitted by Section 6.01;

(l) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices or the equivalent thereto in the applicable jurisdiction;

(m) advances of payroll payments to employees in the ordinary course of business;

(n) Guarantees by the Borrower or any of the Restricted Subsidiaries of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(o) to the extent constituting an Investment, Investments consisting of Indebtedness, Liens, and sales of assets permitted under Section 6.01, Section 6.02 and Section 6.05, respectively; and

(p) Investments held by a Subsidiary acquired after the Initial Funding Date or of a person merged or amalgamated with or into the Borrower or merged, amalgamated or consolidated with a Subsidiary, in each case in accordance with Section 6.05 and Section 6.06, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation.

(q) securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, the Borrower or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

(r) Equity Interests, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Borrower or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor; and

(s) endorsements of negotiable instruments and documents in the ordinary course of business or pledges or deposits permitted under clause (c) of the definition of “Permitted Liens.”

If any Investment pursuant to clause (r) above is made in any Person that is not a Restricted Subsidiary and such Person thereafter becomes a Restricted Subsidiary, such Investment shall thereafter be deemed to have been made pursuant to clause (b) above and not clause (r) above for so long as such Person continues to be a Restricted Subsidiary.

“Permitted Refinancing Indebtedness” shall mean Indebtedness issued or incurred (including by means of the extension or renewal of existing Indebtedness) to refinance, refund, extend, renew or replace existing Indebtedness or Indebtedness incurred or assumed in compliance with this Agreement (including Indebtedness of the Borrower that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted in this Indenture) and Indebtedness of any Restricted Subsidiary that refinances

Indebtedness of another Restricted Subsidiary) permitted by Section 6.01 (“Refinanced Indebtedness”); provided that (a) the principal amount (or accreted value, if applicable) of such refinancing, refunding, extending, renewing or replacing Indebtedness is not greater than the principal amount (or accreted value, if applicable) of such Refinanced Indebtedness plus the amount of any premiums or penalties and accrued and unpaid interest paid thereon and reasonable fees and expenses, and underwriting discounts in each case associated with such refinancing, refunding, extension, renewal or replacement, (b) such refinancing, refunding, extending, renewing or replacing Indebtedness has a final maturity that is no sooner than, and a weighted average life to maturity that is no shorter than, such Refinanced Indebtedness, (c) if such Refinanced Indebtedness or any Guarantees thereof are subordinated to the Obligations, such refinancing, refunding, extending, renewing or replacing Indebtedness and any Guarantees thereof remain so subordinated on terms no less favorable to the Lenders in any material respect, (d) the obligors in respect of such Refinanced Indebtedness immediately prior to such refinancing, refunding, extending, renewing or replacing are the only obligors on such refinancing, refunding extending, renewing or replacing Indebtedness and (e) such refinancing, refunding, extending, renewing or replacing Indebtedness contains covenants and events of default and is benefited by Guarantees, if any, which, taken as a whole, are determined in good faith by a Financial Officer of the Borrower to be no less favorable to the Borrower or the applicable Restricted Subsidiary and the Lenders in any material respect than the covenants and events of default or Guarantees, if any, in respect of such Refinanced Indebtedness.

“Person” shall mean any natural person, corporation, trust, business trust, joint venture, joint stock company, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Platform” shall have the meaning assigned to such term in Section 9.01.

“Preferred Stock” shall mean any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prepayment Date” shall have the meaning set forth in the definition of “Change of Control Offer.”

“Press Release” shall mean the press release announcing, in compliance with Rule 2.5 of the Takeover Code, a firm intention to proceed with the Scheme.

“Public Lender” shall have the meaning assigned to such term in Section 9.01.

“Qualified Equity Interests” shall mean any Equity Interests that are not Disqualified Equity Interests.

“Qualified Public Offering” shall mean the issuance by Borrower or any direct or indirect parent of Borrower of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the Securities Exchange Commission in accordance with the Securities Act, that results in at least $150,000,000 of gross proceeds to Target (whether alone or in connection with a secondary public offering).

“Rate” shall have the meaning set forth in the definition of “Type.”

“Real Property” shall mean all real property owned or leased from time to time by the Borrower and the Subsidiaries or in which they have an interest.

“Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim or any taking under power of eminent domain or by condemnation or similar proceeding of or relating to any property or asset of the Borrower or any Guarantor.

“Reference Bank Rate” the rate (rounded upwards to four decimal places) as supplied by the Administrative Agent, in relation to EURIBOR, as the rate at which the Administrative Agent could borrow funds in European interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

“Refinanced Indebtedness” shall have the meaning set forth in the definition of “Permitted Refinancing Indebtedness.”

“Register” shall have the meaning assigned to such term in Section 9.04(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, seepage, emission, leaking, pumping, injection, pouring, emptying, deposit, disposal, discharge, dispersal, dumping, escaping, leaching, or migration into, onto or through the environment or within or upon any building, structure, facility or fixture.

“Required Lenders” shall mean, at any time, Lenders having Loans or, prior to the Initial Funding Date, Interim Loan Commitments, representing at least a majority of the sum of all Loans outstanding or Interim Loan Commitments, as the case may be, at such time.

“Requirement of Law” shall mean as to any Person, the governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority in any jurisdiction, in each case applicable to or binding upon such Person or any of its Real Property or personal property or to which such Person or any of its property of any nature is subject.

“Responsible Officer” of any Person shall mean any executive officer, president or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Investment” shall mean any Investment other than a Permitted Investment.

“Restricted Payment” shall mean all of the following payments and other actions: (i) the declaration or payment of dividends or making of any payment having the effect thereof or any distribution on account of the Borrower’s, or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than (a) dividends or distributions by the Borrower payable solely in Equity Interests (other than Disqualified Equity Interests) of the Borrower or (b) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a wholly-owned Restricted Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities; (ii) the purchase, redemption, defeasance or other acquisition or retirement for value any Equity Interests of the Borrower or any direct or indirect parent of the Borrower, including in connection with any merger or consolidation; (iii) the making of any principal payment on, or redemption, repurchase, defeasance or other acquisition or retirement for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than (x) Indebtedness permitted under Section 6.01(b) or (y) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or (iv) making any Restricted Investment.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower, unless the context requires otherwise, that is not an Unrestricted Subsidiary.

“Returns” shall mean, with respect to any Investment, any repayments, interest, returns, profits, distributions, proceeds, fees and similar amounts actually received in cash or Permitted Investments (or converted into cash or Cash Equivalents by the Borrower or any of the Subsidiaries).

“Revolving Credit Agreement” shall mean that certain Credit Agreement, dated as of 24 June, 2010, among Avis Finance Company plc, as borrower, Avis Europe plc and Avis Europe plc, as guarantors, Barclays Bank plc as agent, each other agent, arranger or bookrunner party thereto, and the lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements (in each case with the same or new agents, lenders or institutional investors), including any agreement adding or changing the borrower or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder.

“S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.

“Scheme” shall mean a scheme of arrangement made pursuant to Part 26 of the Companies Act between the Target and the holders of the Target Shares and the related reduction of capital under Section 649 of the Companies Act in relation to the cancellation of the entire issued share capital of the Target and the subsequent issue of new shares in the Target to Borrower as contemplated by the Press Release (as such scheme of arrangement may be amended in accordance with the terms of this Agreement).

“Scheme Circular” shall mean the circular to the shareholders of Target, issued, or to be issued, by the Target setting out the proposals for the Scheme.

“Scheme Covenants” shall mean the covenants of the Borrower set out in Section 5.15 and Section 6.16 hereof.

“Scheme Effective Date” shall mean the date on which a copy of the court order sanctioning the Scheme is duly filed on behalf of the Target with the Registrar of Companies in accordance with section 899 of the Companies Act.

“Screen Rate” in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period, displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Administrative Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

“SEC” shall mean the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal function.

“Securities” shall have the meaning assigned to such term in the Fee Letter.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” shall mean that certain Debenture dated as of June 13, 2011 by and among the Borrower, UK Holdco and the Administrative Agent.

“Security Documents” shall mean the collective reference to the Security Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Notes” shall mean one or more series of senior notes to be issued by the Issuer in exchange for the Term Loans under the Permanent Securities Indenture pursuant to Section 2.22, in an aggregate principal amount up to €693,900,000, plus any interest paid-in-kind, and any modification, replacement, renewal or extension thereof.

“SPC” shall have the meaning assigned to such term in Section 9.04(h).

“Subsidiary” shall mean, unless otherwise specified, any subsidiary of the Borrower.

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other entity (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subordinated Indebtedness” shall mean Indebtedness of the Borrower or any Guarantor which is by its terms subordinated in right of payment to the Obligations.

“Successful Syndication” shall have the meaning assigned to such term in the Fee Letter.

“Syndication Completion Date” shall mean the earlier to occur of (i) the date of Successful Syndication and (ii) the date that is 90 days after the Initial Funding Date.

“Synthetic Lease Obligations” shall mean all monetary obligations of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of any property (whether real, personal or mixed) creating obligations which do not appear on the balance sheet of such Person, but which, upon the insolvency or bankruptcy of such Person, would be characterized as Indebtedness of such Person (without regard to accounting treatment).

“Takeout Financing” shall have the meaning assigned to such term in the Fee Letter.

“Takeover Code” shall mean City Code on Takeovers and Mergers.

“Target” shall have the meaning assigned to such term in the preliminary statements.

“Target Shares” shall mean all the issued and unconditionally allotted share capital in the Target and any further shares in the capital of the Target which may be issued or unconditionally allotted pursuant to the exercise of any outstanding subscription or conversion rights or otherwise together with all related rights.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties or similar charges or withholding (and interest, fines, penalties and additions related thereto) imposed by any Governmental Authority.

“Term Loan” shall have the meaning assigned to such term in Section 2.22(a).

“Total Assets” shall mean the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Borrower or such other Person as may be expressly stated.

“Total Cap” shall have meaning provided to the term “Bidco Total Cap” in the Fee Letter.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Borrower or any Subsidiary (including Target and its subsidiaries) in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party, (b) the borrowings hereunder, the issuance of Securities and the use of proceeds of each of the foregoing, (c) the execution, delivery and performance by the Borrower and the Subsidiaries party thereto of the Revolving Credit Agreement and the extensions of credit under the Revolving Credit Agreement, the issuance of letters of credit under the Revolving Credit Agreement, and the granting of Liens pursuant to the Revolving Credit Agreement, (d) the execution, delivery and performance by the Parent of the Parent Bridge Credit Agreement and the Parent Bridge Loans, (e) the Acquisition (including the execution of the Scheme and payment of the Acquisition Consideration), (f) the Equity Contribution, (g) any other transactions related to or entered into in connection with any of the foregoing and (h) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Trustee” shall have the meaning assigned to such term in Section 2.22(b)(iv).

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.

“UCC” shall mean the Uniform Commercial Code.

“UK Guarantors” shall mean each Restricted Subsidiary (and its permitted successors and assigns) incorporated under the laws of England and Wales in respect of which the Borrower is obligated to procure that it becomes a Guarantor.

“UK Holdco” shall mean AE Holdco Limited (Company number 7665598), a limited liability company formed under the laws of England and Wales.

“Unrestricted Subsidiary” shall mean (a) any Subsidiary designated by the board of directors of Borrower as an Unrestricted Subsidiary pursuant to Section 5.18 subsequent to the Initial Funding Date and (b) any Subsidiary of an Unrestricted Subsidiary, in each case, until such Person ceases to be an Unrestricted Subsidiary in accordance with Section 5.18 or ceases to be a Subsidiary.

“US Subsidiary” shall mean any Subsidiary incorporated, formed or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“wholly owned subsidiary” of any Person shall mean a subsidiary of such Person of which securities (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable law) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, controlled or held by such Person or one or more wholly owned subsidiaries of such Person or by such Person and one or more wholly owned subsidiaries of such Person; a “wholly owned Subsidiary” shall mean, unless the context otherwise requires, any wholly owned subsidiary of the Borrower.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02 Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including”, and words of similar import, shall not be limiting and shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all rights and interests in tangible and intangible assets and properties of any kind whatsoever, whether real, personal or mixed, including cash, securities, Equity Interests, accounts and contract rights. The words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any definition of, or reference to, any Loan Document or any other agreement, instrument or document in this Agreement shall mean such Loan Document or other agreement, instrument or document as amended, restated, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein); (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP (provided that, notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar effect), as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in ARTICLE VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this

Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend ARTICLE VI or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders; (c) all references to statutes, laws and regulations shall include their respective amendments and restatements from time to time; and (d) any reference to a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Borrower and the Administrative Agent.

Section 1.03 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan” or “Interim Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Interim Loan”). Borrowings also may be classified and referred to by Class (e.g., an “Interim Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Interim Borrowing”).

ARTICLE II.

The Interim Loans and Permanent Refinancing

Section 2.01 Commitments. Subject to the terms and conditions hereof, each Term Lender agrees, severally and not jointly, to make a loan (each an “Interim Loan”) to the Borrower in a single draw on the Initial Funding Date in a principal amount not to exceed its Interim Loan Commitment (or, if an amount less than the aggregate of all Interim Loan Commitments shall be borrowed on the Initial Funding Date, such Lender’s pro rata share of the Interim Loan to be made on the Initial Funding Date (based on the percentage which such Lender’s Interim Loan Commitment represents of the aggregate of all Interim Loan Commitments)). Amounts paid or prepaid in respect of Interim Loans may not be reborrowed.

Section 2.02 Loans.

(a) Each Interim Loan shall be made as part of a single Borrowing made by the Lenders ratably in accordance with their respective Interim Loan Commitments; provided, however, that the failure of any Lender to make the Interim Loan required to be made by it shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make the Interim Loan required to be made by such other Lender). The Interim Loans comprising any Borrowing shall be in an aggregate principal amount that is an integral multiple of €500,000 and not less than €1,000,000 or such other amount as the Administrative Agent may agree.

(b) Each Lender may, at its option, make any EURIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Each Lender shall make its Interim Loan to be made by it hereunder on the Initial Funding Date by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 12:00 (noon), New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the Initial Funding Date that such Lender will not make available to the Administrative Agent such Lender’s portion of the Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the Initial Funding Date in accordance with paragraph (c) of this Section and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have made funds available as contemplated in the preceding sentence, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender, severally with the Borrower, agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable at the time to the Interim Loans comprising such Borrowing or (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Interim Loan as part of the Borrowing for purposes of this Agreement

(e) Notwithstanding anything in the Agreement to the contrary, upon five Business Days prior notice, the Borrower may request that up to $100,000,000 of the Interim Loans be made in US dollars (“USD Loans”). All USD Loans shall be Interim Loans under this Agreement; provided that the Borrower and the Administrative Agent shall effect such amendments to this Agreement and as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this clause (e).

Section 2.03 Borrowing Procedure. In order to request the Borrowing on the Initial Funding Date, the Borrower shall hand deliver or fax to the Administrative Agent a duly completed Borrowing Request, not later than 12:00 Noon, New York City time on the Initial Funding Date. The Borrowing Request shall be irrevocable, shall be signed by or on behalf of the Borrower and shall specify the following information: (i) reserved; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed (which shall be an account that complies with the requirements of Section 2.02(c)); (iv) the amount of such Borrowing; and (v) the initial Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no Interest Period is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given in accordance with this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

Section 2.04 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of the Loan of such Lender made to the Borrower as provided in Section 2.11.

(b) Each Lender shall maintain, in accordance with its usual practice, an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender to the Borrower, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of the sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans made to the Borrower in accordance with the terms of this Agreement.

(e) Any Lender may request that the Loan made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns in substantially the form of Exhibit J. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

Section 2.05 Fees.

(a) The Borrower agrees to pay to the Arrangers, for their own account, (i) a nonrefundable senior bridge commitment fee (the “Bridge Commitment Fee”), (ii) a funding fee (the “Funding Fee”) and (iii) a nonrefundable conversion fee (the “Conversion Fee”), in each case, on terms and conditions and at the times and dates specified in the Fee Letter.

Section 2.06 Interest on Loans.

(a) Each Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the EURIBOR for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time; provided, however, at no time will the per annum interest rate on the Loans exceed the Total Cap (plus default interest, if any).

(b) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable EURIBOR for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.07 Default Interest. If the Borrower shall default in the payment of the principal of or interest on any Borrowing or any other amount due hereunder or under any other Loan Document, by acceleration or otherwise (a) in the case of overdue principal, at the rate otherwise applicable to such Borrowing pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum equal to the rate that would be applicable to a Loan plus 2.00% per annum; provided, that no interest at such default rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

Section 2.08 Market Disruption Event. If prior to the first day of any Interest Period:

(a) EURIBOR is to be determined by reference to the Reference Bank and the Reference Bank has not supplied a rate to the Administrative Agent and the Screen Rate is not available, or

(b) the Administrative Agent shall have received notice from a Lender or Lenders (whose participations in a Loan exceed 35 percent of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of EURIBOR, such circumstance shall be a “Market Disruption Event” and the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of (i) the Initial Margin, (ii) the Additional Margin (if applicable) and (iii) the rate notified to the Administrative Agent by that or those Lenders as soon as practicable and in any event by close of business on the date falling two Business Days prior to the date on which interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; provided, further, that the interest rate borne by the Loans shall not exceed the Cap Rate.

(c) If a Market Disruption Event occurs and the Administrative Agent or the Borrower so require, the Administrative Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest. Any alternative basis agreed pursuant to this paragraph (c) shall, with the prior consent of all the Lenders and the Borrower, be binding on all parties hereto.

Section 2.09 Termination and Reduction of Commitments. Unless previously terminated in accordance with the terms hereof, if the Initial Funding Date shall not have occurred by such time, all the Interim Loan Commitments shall automatically terminate on the termination of the Certain Funds Period. All Interim Loan Commitments shall automatically terminate upon the making of the Interim Loans on the Initial Funding Date. Upon each issuance of Securities prior to the Initial Funding Date, the Interim Loan Commitments of each Lender shall be reduced on a pro rata basis by an aggregate amount corresponding to the aggregate principal amount of such Securities before deducting any fees, costs or expenses related to the issuance of such Securities (the “Securities Proceeds”) to the extent such Securities Proceeds are released from the associated bond escrow account and are either (i) deposited into the Escrow Account (as defined in the Escrow Agreement) or (ii) used to satisfy the Acquisition Consideration.

Section 2.10 Continuation of Borrowings.

(a) The Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent not later than 12:00 Noon, New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any EURIBOR Borrowing of the Borrower to another permissible Interest Period, subject in each case to the following:

(i) each continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(ii) if less than all the outstanding principal amount of any Borrowing shall be continued, then each resulting Borrowing shall satisfy the limitations specified in Section 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iii) reserved;

(iv) reserved;

(v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be continued as a EURIBOR Borrowing;

(vi) reserved;

(vii) no Interest Period may be selected for any EURIBOR Borrowing that would end later than the Interim Loan Conversion Date; and

(viii) after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a EURIBOR Loan.

(b) Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) reserved, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any continuation as a EURIBOR Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted or continued into an one month Interest Period.

Section 2.11 Repayment of Borrowings.

(a) On the Maturity Date, the Borrower shall pay to the Administrative Agent, for the account of the Lenders, the principal amount of the Loans in Euros, together in each case with accrued and unpaid interest and Fees on such amount to but excluding the date of such payment.

(b) All repayments pursuant to this Section 2.11 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

Section 2.12 Prepayment.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of EURIBOR Loans; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of €500,000 and not less than €1,000,000. Notwithstanding anything to the contrary contained in this Agreement, the Borrower, by subsequent notice to the Administrative Agent before 12:00 Noon, New York City time, on the date for prepayment specified in any notice of prepayment under this Section 2.12, may rescind such notice if the prepayment specified therein is being made in connection with a refinancing of the entire principal amount of all outstanding Loans, which refinancing can not be consummated or is otherwise delayed (as determined by the Borrower in good faith).

(b) Optional prepayments of Loans shall be applied as directed by the Borrower.

(c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All optional prepayments, including all optional prepayments under this Section 2.12 shall be subject to Section 2.16, but otherwise without premium or penalty. All prepayments under this Section 2.12 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

Section 2.13 Mandatory Prepayments.

(a) The Borrower shall (i) within 30 days following the occurrence of a Change in Control, make an offer to each Lender to prepay the entire outstanding principal amount of the Loans pursuant to a Change in Control Offer and (ii) prepay the Loans of all Lenders properly accepting such offer of prepayment in accordance with such Change in Control Offer. On the Prepayment Date, the Borrower shall prepay the Loans of all Lenders who accept the Change in Control Offer at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of prepayment. Notwithstanding the foregoing, the Borrower shall be deemed to have made a Change in Control Offer upon a Change in Control if a third party makes the Change in Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 2.13(a) applicable to a Change in Control Offer made by the Borrower and prepays all or any portion of the Loans as to which offers for prepayment have been validly accepted and not withdrawn pursuant to the terms of such Change in Control Offer. Notwithstanding anything to the contrary set forth herein, an offer to prepay the Loans may be made in advance of a Change in Control, conditional upon such Change in Control, if a definitive agreement is in place with respect to such Change in Control at the time of making such offer. Prior to complying with the provisions of this Section 2.13(a), but in any event within 30 days following a Change in Control, the Borrower shall either repay all outstanding Indebtedness under the Revolving Credit Agreement or obtain the requisite consents, if any, under the Revolving Credit Agreement necessary to permit the prepayment of the Loans required by this Section 2.13(a), provided that the failure to repay such Indebtedness or obtain such consent shall not affect the obligation of the Borrower pursuant to this Section 2.13(a).

(b) Reserved.

(c) If the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from (x) a Disposition or Recovery Event in excess of €5,000,000 (provided that the amount excluded from mandatory prepayment shall exceed €10,000,000 in the aggregate over the course of this Agreement) or (y)the incurrence or issuance by the Borrower or its Restricted Subsidiaries of:

(i) Indebtedness not permitted to be incurred pursuant to Section 6.01;

(ii) Equity Interests;

(iii) Permitted Refinancing Indebtedness other than Permitted Refinancing Indebtedness incurred to refinance Indebtedness maturing on or prior to the Interim Loan Conversion Date (provided, that for the purposes of this Section 2.13(c), the amount of Net Cash Proceeds in respect of Permitted Refinancing Indebtedness shall be the aggregate principal amount of Indebtedness or other Obligations refinanced); or

(iv) Indebtedness under Section 6.01(j), (l) or (n);

then the Borrower shall, in each case, substantially simultaneously with (and in any event not later than the fifth Business Day next following) the receipt of such Net Cash Proceeds by the Borrower or any such Subsidiary, apply 100% of such Net Cash Proceeds to prepay outstanding Loans in accordance with Section 2.13(d).

(d) Notwithstanding the provisions of clause (c) above, the Borrower is not obligated to apply such Net Cash Proceeds to prepay outstanding Loans to the extent that such Net Cash Proceeds are required to be and are applied pursuant the Revolving Credit Agreement in satisfaction of obligations under the Revolving Credit Agreement.

(e) Mandatory prepayments of outstanding Loans under this Agreement shall be applied:

(i) to the Loans on a pro rata basis based on the aggregate principal amount of Loans outstanding at such time; provided, however, that any Lender may elect, by notice in writing to the Administrative Agent at least 2 Business Days or any shorter time period as the Administrative Agent may determine, prior to the applicable prepayment date, to decline all of any mandatory prepayments of its Loans pursuant to Section 2.13, in which case the aggregate amount of the prepayment that would have been applied to prepay such Loans but was so declined shall be promptly re-offered to prepay the Loans of those other Lenders who have initially accepted such prepayment (such re-offer to be made to each such Lender based on the percentage which such Lender’s Loans represents of the aggregate Loans of all such Lenders who have initially accepted such prepayment);

(ii) in the event of such a re-offer, the relevant Lenders may elect, by notice to the Administrative Agent within 1 Business Day of receiving notification of such re-offer, to decline all of the amount of such prepayment that is re-offered to them, in which case such amount shall be retained by the Borrower.

(f) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.13, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three days prior written notice of such prepayment for prepayment of Loans. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings pursuant to this Section 2.13 shall be subject to Section 2.16, but shall otherwise be without premium or penalty. In connection with any mandatory prepayments by the Borrower of the Interim Loans pursuant to Section 2.13, such prepayments shall be applied on a pro rata basis to the then outstanding Interim Loans being prepaid; provided that if no Lenders exercise the right to waive a given mandatory prepayment of the Term Loans pursuant to Section 2.13(d), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied pro rata to the Loans.

Section 2.14 Reserve Requirements; Change in Circumstances.

(a) Notwithstanding any other provision of this Agreement, if any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or the Administrative Agent (except any such reserve requirement which is reflected in the EURIBOR) or

(ii) impose on any Lender, the Administrative Agent or the London interbank market any other condition affecting this Agreement or EURIBOR Loans made by such Lender or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any EURIBOR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to any Lender or the Administrative Agent or reduce the amount of any sum received or receivable by such Lender hereunder

(whether of principal, interest or otherwise) by an amount deemed by such Lender or the Administrative Agent to be material, then the Borrower will pay to such Lender or the Administrative Agent, as the case may be, upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; provided, that such amount shall be determined in a manner consistent with the amount that such Lender would generally apply with respect to other similarly situated borrowers, if applicable, and shall not be duplicative of any amounts paid by the Borrower under any other provision of this Agreement, and provided further, that costs to which this Section 2.14 applies shall not include Excluded Taxes or costs relating to Indemnified Taxes or Other Taxes that are governed by Section 2.20.

(b) If any Lender or the Administrative Agent shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s or the Administrative Agent’s capital or on the capital of such Lender’s or the Administrative Agent’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or the Administrative Agent or such Lender’s or the Administrative Agent’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s or the Administrative Agent’s policies and the policies of such Lender’s or the Administrative Agent’s holding company with respect to capital adequacy) by an amount deemed by such Lender or the Administrative Agent to be material, then from time to time the Borrower shall pay to such Lender or the Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender or the Administrative Agent or such Lender’s or the Administrative Agent’s holding company for any such reduction suffered; provided, that such amount shall be determined in a manner consistent with the amount that such Lender would generally apply with respect to other similarly situated borrowers, if applicable, and shall not be duplicative of any amounts paid by the Borrower under any other provision of this Agreement.

(c) A certificate of a Lender or the Administrative Agent setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Administrative Agent or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Administrative Agent, as the case may be, the amount or amounts shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d) Failure or delay on the part of any Lender or the Administrative Agent to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Administrative Agent’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender or the Administrative Agent under paragraph (a) or (b) above for increased costs or reductions with respect to any period prior to the date that is 180 days prior to such request if such Lender or the Administrative Agent knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would or could reasonably have been expected to result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 180-day period. The protection of this Section shall be available to each Lender and the Administrative Agent regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

Section 2.15 Reserved.

Section 2.16 Indemnity. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any EURIBOR Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of the Interest Period with respect to any EURIBOR Loan, in each case other than on the last day of the Interest Period in effect therefor or (iii) any EURIBOR Loan to be made by such Lender (including any EURIBOR Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the EURIBOR Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period (and excluding anticipated profits and determined without taking into account any interest rate “floor”). A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive absent manifest error.

Section 2.17 Pro Rata Treatment. Except as provided in Section 2.13, subject to the express provisions of this Agreement which require, or permit, differing payments to be made to non-Defaulting Lenders as opposed to Defaulting Lenders, and as required under Section 2.15, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the applicable Fees, each reduction of the Interim Loan Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Interim Loan Commitments (or, if such Interim Loan Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Interim Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

Section 2.18 Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest, and (ii) the provisions of this Section 2.18 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any of its Affiliates (as to which the provisions of this Section 2.18 shall apply). The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

Section 2.19 Payments.

(a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in immediately available dollars, without setoff (except for setoff that is attributable to withholding taxes, which is governed by Section 2.20), defense or counterclaim. Each such payment shall be made to the Administrative Agent at its offices at 1585 Broadway, New York, New York 10036. All payments hereunder and under each other Loan Document shall be made in dollars. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.

(b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

Section 2.20 Taxes.

(a) Except as provided in this Section 2.20, any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes unless required by law; provided that if any Indemnified Taxes or Other Taxes are required to be withheld or deducted from such payments, then (i) the sum payable by the Borrower, or, as the case may be, the other Loan Party shall be increased as necessary so that after all required deductions or withholding (including deductions or withholdings applicable to additional sums payable under this Section), the Administrative Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such other Loan Party shall make (or cause to be made) such deductions and (iii) the Borrower or such other Loan Party shall pay (or cause to be paid) the full amount deducted to the relevant Governmental Authority in accordance with applicable law. In addition, the Borrower or any other Loan Party hereunder shall pay (or cause to be paid) any Other Taxes to the relevant Governmental Authority in accordance with applicable law. If the Borrower is required to make a deduction for any Taxes, the Borrower shall make that deduction and any payment required in connection with that deduction within the time allowed and in the minimum amount required by law.

(b) The Borrower shall indemnify the Administrative Agent and each Lender within 10 days after written demand therefor, served upon the Borrower, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, or any of their respective Affiliates, on or with respect to any payment by or on account of any obligation of the Borrower or any Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section), together with any penalties, interest and expenses arising therefrom or with respect thereto, whether or not such

Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A reasonably detailed certificate as to the amount of such payment or liability shall be delivered to the Borrower by a Lender or by the Administrative Agent on its behalf or on behalf of a Lender. The Borrower shall not be under any obligation to compensate the Administrative Agent and each Lender for any penalties or interest, if the notice thereof has not been provided to the Borrower within 270 days after the payment of such taxes.

(c) As soon as practicable after any payment of Indemnified Taxes or Other Taxes pursuant to Section 2.20(a), and in any event within 30 days of any such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), the Borrower shall deliver (or cause to be delivered) to the Administrative Agent the original or a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) If any Lender or the Administrative Agent (i) obtains a refund in respect of an amount paid by the Borrower to any Governmental Authority and a gross up has been paid pursuant to clause (a) or (b) above or for an amount for which indemnification was received by any Lender or the Administrative Agent pursuant to Section 2.20(b), then such Lender or the Administrative Agent shall promptly pay to Borrower the amount of the refund (and any interest paid by the Governmental Authority with respect thereto), net of all reasonable and allocable out-of-pocket expense of such Lender or the Administrative Agent incurred in obtaining such refund as is determined by the Administrative Agent or such Lender, as the case may be, in its reasonable discretion, and as will leave the Administrative Agent or such Lender in no worse position than it would be in if no such Taxes had been imposed or (ii) determines that it is entitled to receive a refund in respect of any amount paid by the Borrower to any Governmental Authority pursuant to this clause (a) above or for an amount for which indemnification was received by any Lender or the Administrative Agent pursuant to Section 2.20(b), then such Lender or the Administrative Agent shall use its commercially reasonable efforts to receive such refund and upon receipt of any such refund shall promptly remit such refund as provided in clause (i) above; provided that the Borrower, upon the request of the Administrative Agent or such Lender agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority), net of any reasonable incremental additional costs, to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This section shall not be construed to require any Lender or the Administrative Agent to make available its Tax returns (or any other information it deems confidential) to the Borrower or any other Person.

(e) The Borrower shall co-operate with each Lender and each Administrative Agent in completing any procedural formalities necessary for the Borrower to obtain authorisation to make that payment without a deduction for any Taxes. Nothing in this Section 2.20(e) shall require a Lender or an Administrative Agent to (i) register under the HMRC DT Treaty Passport scheme; (ii) apply the HMRC DT Treaty Passport scheme if it has so registered; or (iii) file double tax treaty forms if it has included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this agreement in accordance with Section 2.20(f)(i) below or Section 2.20 (g)(i) and the Obligor making that payment has not complied with its obligations under Section 2.20(f)(ii) below or Section 2.20 (g)(ii).

(f) (i) A Lender which becomes a Party on Signing and which holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this agreement, shall include an indication to that effect (without liability to any Borrower) by including its scheme reference number and its jurisdiction of tax residence opposite its name in Schedule 2.01, (ii) where a Lender includes the indication described in Section 2.20(f)(i) above in Schedule 2.01, the Borrower shall file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of

Signing and shall promptly provide the Lender with a copy of that filing and (iii) if a Lender has not included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this agreement in accordance with Section 2.20(f)(i) above or Section 2.20(g)(i) below, no Borrower shall file any form relating to the HMRC DT Treaty Passport scheme in respect of that Lender participation, (iv) a Lender (other than a Lender which becomes a Party on Signing) that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this agreement, shall include an indication to that effect (without liability to any Borrower) in the Transfer Certificate or Assignment Agreement which it executes by including its scheme reference number and its jurisdiction of tax residence in that Transfer Certificate or Assignment Agreement and (v) where a Lender includes the indication described in Section 2.20(g)(i) in the relevant Transfer Certificate or Assignment Agreement, the Borrower shall file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of that Transfer Date and shall promptly provide the Lender with a copy of that filing.

(g) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.20 shall survive the payment in full of all amounts due hereunder.

Section 2.21 Assignment of Commitments Under Certain Circumstances; Duty to Mitigate.

(a) In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender delivers a notice described in Section 2.15, (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.20 or (iv) any Lender does not consent to a proposed amendment, modification or waiver of this Agreement requested by the Borrower which requires the consent of all of the Lenders or each affected Lender to become effective (and which is approved by at least the Required Lenders), the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(a)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement in respect of its Loans to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) solely with respect to replacements of Lenders pursuant to clauses (i), (ii) or (iii) of this Section, the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, and (z) the Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender with respect to its interests being assigned hereunder plus all Fees and other amounts accrued for the account of such Lender hereunder (including any amounts under Section 2.14 and Section 2.16); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.14 or notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. In connection with any such replacement, upon receipt by such replaced Lender of all amounts specified above in connection with its assigned interests, such replaced Lender shall be deemed to have executed and delivered an Assignment and Acceptance and the assignment by such replaced Lender shall be automatically effective.

(b) If (i) any Lender or the Administrative Agent shall request compensation under Section 2.14, (ii) any Lender delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender, the Administrative Agent or any Governmental Authority on account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

Section 2.22 Permanent Refinancing.

(a) Conversion to Term Loans. On the Interim Loan Conversion Date, so long as (i) no order, decree, injunction or judgment enjoining the conversion of Interim Loans to Term Loans is in effect and (ii) no Event of Default under Section 7.01(b), (c), (g) or (h) shall have occurred and then be continuing and (iii) the Administrative Agent receives an officer’s certificate from the Borrower certifying to the foregoing, all outstanding Interim Loans shall be converted into term loans (each, a “Term Loan”) having an aggregate principal amount equal to the principal amount of such Interim Loans not repaid in cash on or prior to such date. Upon the conversion of the Interim Loans into Term Loans, each Lender shall cancel on its records a principal amount of the Interim Loans held by such Lender corresponding to the principal amount of Term Loans issued by such Lender, which corresponding principal amount of the Interim Loans shall be satisfied by the conversion of such Interim Loans into Term Loans in accordance with this Section 2.22(a). If an Event of Default described in Section 7.01(b), (c), (g) or (h) shall have occurred and be continuing on the Interim Loan Conversion Date, the Interim Loans shall not be so converted and the Interim Loans shall be due and payable on the Interim Loan Conversion Date.

(b) Exchange for Senior Notes.

(i) On any Business Day on or after the Interim Loan Conversion Date, at the option of the applicable Lender, the Term Loans may be exchanged in whole or in part for one or more Senior Notes having an aggregate principal amount equal to the unpaid principal amount of such Term Loans (an “Exchange”; the date on which any Exchange is or is proposed to be consummated is referred to herein as the “Exchange Date”). The Issuer shall not be required to issue Senior Notes in any Exchange unless the Borrower shall have received requests to issue at least $100,000,000 in aggregate principal amount of Senior Notes (or, if less, an aggregate principal amount equal to the amount of outstanding Loans or Interim Loan Commitments); provided, however, that the foregoing requirement shall not apply with respect to any Exchange with respect to the issuance of additional Senior Notes of the same series or that are issued under an existing Permanent Securities Indenture.

(ii) Such Lender shall provide the Borrower prior irrevocable written notice of such election (each such notice, an “Exchange Notice” and the first such notice the “Initial Exchange Notice”), substantially in the form of Exhibit F, at least fifteen Business Days prior to the Exchange Date.

The Exchange Notice shall specify the principal amount of Term Loans to be exchanged (which shall be at least $100,000 and integral multiples of $50,000 in excess thereof or the entire remaining aggregate principal amount of Term Loans of such Lender). Term Loans exchanged for Senior Notes pursuant to this Section 2.22 shall be deemed repaid and canceled, and the Senior Notes so issued shall be governed by and construed in accordance with the provisions of the Permanent Securities Indenture.

(iii) For each Exchange, the provisions of the Senior Notes issued in such Exchange shall be similar to those described in the Fee Letter and consistent with the Permanent Securities Indenture, with such changes as may be necessary, in the reasonable discretion of the Arrangers, in order for such Senior Notes to contain customary terms and provisions for high yield debt securities at the time of such Exchange. Each Exchange, to the extent resulting in the issuance of a new series of Senior Notes, shall reduce by one the number of Takeout Financings available to the Arrangers pursuant to the Fee Letter. No Exchange Notice may be given effect if there are no remaining Takeout Financings available to the Arrangers pursuant to the Fee Letter.

(iv) Subject to Section 2.22(b)(v), not later than the Exchange Date specified in any Exchange Notice, the Borrower shall (A) deliver a written notice to the trustee under the Permanent Securities Indenture (the “Trustee”), directing such Trustee to authenticate and deliver Senior Notes as specified in the Exchange Notice and (B) use all commercially reasonable efforts to effect delivery of such Senior Notes to the requesting Lender.

(v) In connection with any Exchange pursuant to this Section 2.22(b) that will result in a reduction in the number of available Takeout Financings, the Borrower will comply with all of the provisions of the Fee Letter (including the provisions of the Fee Letter with respect to the timing of deliverables or other conditions to be met, which requirements with respect to timing will apply in lieu of those set forth in this Section 2.22), unless the requirements of this clause (v) are waived in writing by the Arrangers in their sole discretion.

(c) The Borrower agrees that prior to (or, where applicable, simultaneous with) any exchange of Term Loans for Senior Notes:

(i) the Borrower shall have selected a bank or trust company reasonably acceptable to the Lenders to act as Trustee.

(ii) the Issuer, each Guarantor and the Trustee shall have entered into the Permanent Securities Indenture.

(iii) the Senior Notes to be issued in the Exchange shall have been approved for listing subject to official notice of issuance on any applicable stock exchange.

(iv) the Issuer shall have issued the Senior Notes pursuant to the Permanent Securities Indenture substantially in the applicable form set forth therein.

(v) the Issuer and each Guarantor shall have provided to the Administrative Agent copies of resolutions of its Board of Directors approving the execution and delivery of the Permanent Securities Indenture and, in the case of the Issuer, the issuance of the Senior Notes, together with a customary certificate of the secretary of the Borrower or such Guarantor certifying such resolutions.

(vi) the Borrower and each Guarantor shall have executed and delivered the Permanent Securities Registration Rights Agreement (if applicable).

(vii) the Borrower and each Guarantor shall have provided to the Lenders copies of resolutions of its Board of Directors approving the execution and delivery of the Senior Notes Registration Rights Agreement (if applicable), together with a customary certificate of the secretary of the Borrower or such Guarantor certifying such resolutions.

(viii) the Borrower shall have caused its counsel to deliver to the Administrative Agent an executed legal opinion in form and substance customary for a transaction of that type to be mutually agreed upon by the Borrower and the Administrative Agent (including, without limitation, with respect to due authorization, execution and delivery, validity and enforceability of the Permanent Securities Indenture and the Senior Notes Registration Rights Agreement (if applicable)).

(d) Subject to Section 2.22(b)(v), if the foregoing conditions set forth in Section 2.22(c) are not satisfied on the Exchange Date specified in the applicable Exchange Notice, then the Lenders shall retain all of their rights and remedies with respect to the Term Loans pursuant to this Agreement until such conditions are satisfied and the Term Loans are so exchanged for Senior Notes. Subject to Section 2.22(b)(v), the Borrower agrees to satisfy the conditions set forth in Section 2.22(c) no later than the Exchange Date specified in the applicable Exchange Notice.

(e) Nothing in this Section 2.22 shall prevent or limit the ability of the Borrower from repaying or refinancing the Loans in any other manner not otherwise prohibited by this Agreement.

ARTICLE III.

Representations and Warranties

In order to induce the Administrative Agent and the Lenders to (A) enter into this Agreement on the Commitment Effective Date, the Borrower represents and warrants to the Administrative Agent and the Lenders that, on the Commitment Effective Date the statements set forth below in Section 3.01, Section 3.02, Section 3.03, Section 3.04(a), Section 3.08, Section 3.10, Section 3.11, Section 3.12, Section 3.13 and Section 3.15 are true and correct and (B) to make each Interim Loan to be made hereunder, the Borrower represents and warrants to the Administrative Agent and Lenders that, after giving effect to the Transactions, on the Initial Funding Date each of the following statements are true and correct:

Section 3.01 Organization; Powers. The Borrower and each of the other Loan Parties (a) is duly organized or formed, validly existing and in good standing (to the extent applicable in such jurisdiction) under the laws of the jurisdiction of its organization or formation, (b) has all requisite power and authority, and the legal right, to own and operate its property and assets, to lease the property it operates as lessee and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing (to the extent applicable in such jurisdiction) in, every jurisdiction where such qualification is required, except where the failure to so qualify in a jurisdiction (other than its jurisdiction of incorporation) could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (d) has the power and authority, and the legal right, to execute, deliver and perform its obligations under this Agreement, each of the other Loan Documents, the Acquisition Documentation and each other agreement or instrument contemplated hereby or thereby to which it is or will be a party, including, in the case of the Borrower, to borrow hereunder, and, in the case of the Borrower and each Guarantor, to Guarantee the Obligations as contemplated by the Guarantee Agreement or any other Loan Documents to which it is a party.

Section 3.02 Authorization; No Conflicts. The Transactions (a) have been duly authorized by all requisite corporate, partnership, public limited liability company or limited liability company and, if required, stockholder, shareholder, partner or member action on behalf of the Loan Parties and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the memorandum or articles of association, certificate or articles of incorporation or other constitutive documents or by-laws of any Loan Party, (B) any order of any Governmental Authority or arbitrator applicable to any Loan Party or (C) any provision of any indenture, agreement or other instrument to which any Loan Party is a party or by which any of them or any of their property is or may be bound, except to the extent that such violation of clauses (A), (B) or (C) could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument, except to the extent that such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any Loan Party, other than Liens permitted by Section 6.02.

Section 3.03 Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, subject the Legal Reservations.

Section 3.04 Governmental Approvals.

(a) Prior to or on the Initial Funding Date, no action, consent or approval of, registration or filing with, Permit from, notice to, or any other action by, any Governmental Authority is required to enable it to lawfully enter into the Loan Documents and to make those Loan Documents admissible in evidence in its jurisdiction of incorporation, except for (i) such as have been made or obtained and are in full force and effect or which will be made or obtained by the time required by law and (ii) those actions, consents, approvals, registrations, filings, Permits, notices or actions, the failure of which to obtain or make could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) On or after the Initial Funding Date, no action, consent or approval of, registration or filing with, Permit from, notice to, or any other action by, any Governmental Authority is required in connection with the Transactions, except for (a) such as have been made or obtained and are in full force and effect or which will be made or obtained by the time required by law (including the Perfection Requirements) and (b) those actions, consents, approvals, registrations, filings, Permits, notices or actions, the failure of which to obtain or make could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.05 Financial Statements. The Borrower has heretofore furnished to the Lenders (i) the publicly available consolidated balance sheets and statements of income, stockholder’s equity and cash flows for the Target as of and for the fiscal years ended December 31, 2008, December 31, 2009 and December 31, 2010, in each case audited by and accompanied by the opinion of an independent public accounting firm of recognized national standing, (ii) the publicly available unaudited consolidated balance sheets and related statements of income and cash flows of the Target for each fiscal quarter ended between December 31, 2010 and the Commitment Effective Date and (iii) the publicly available unaudited consolidated balance sheets and related statements of income and cash flows of the Target for each fiscal quarter ended after December 31, 2010 to the extent furnished to the Lenders pursuant to Section 5.16(a). Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Target as of the dates thereof, all in accordance with GAAP. Such financial statements were prepared in accordance with GAAP applied on a consistent basis, (A) except as otherwise expressly noted therein, and (B) subject, in the case of quarterly financial statements, to changes resulting from normal year end adjustments and the absence of footnotes.

Section 3.06 No Material Adverse Effect. No event, change or condition has occurred since December 31, 2010 that has caused, or could reasonably be expected to cause, a Material Adverse Effect.

Section 3.07 Properties.

(a) Each Loan Party and each other Restricted Subsidiary has, subject to Liens permitted under Section 6.02, (i) good and legal title to (in the case of fee interests in real property), (ii) valid leasehold or licensed interests in (in the case of leased or licensed interests in real or personal property) and (iii) good title to (in the case of all other personal property), all of their respective properties and assets except where the failure to have such title, leasehold interests or licensed rights could not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect. Except for Liens permitted under Section 6.02, all such properties and assets are free and clear of Liens except for defects or irregularities in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes or materially impact the value of such assets, and except where the failure to have such title, leasehold interests or licensed rights could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.08 Restricted Subsidiaries. The shares of capital stock or other Equity Interests of the Restricted Subsidiaries are fully paid and non-assessable and are owned by the Borrower, directly or indirectly, free and clear of all Liens (other than Liens created under the Revolving Credit Agreement or, after the Initial Funding Date, permitted under Section 6.02).

Section 3.09 Litigation; Compliance with Laws.

(a) There are no actions, suits or proceedings at law or in equity or by or before any arbitrator or Governmental Authority now pending or, to the knowledge of the Borrower, threatened against the Borrower or any Restricted Subsidiary or any business, property or rights of any such Person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, other than any proceedings or actions which are frivolous and/or vexatious and where the relevant proceeding or action is dismissed or permanently stayed, set aside, revoked or terminated within one Business Day of the commencement of the relevant court hearing.

(b) None of the Borrower or any of the Restricted Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits), or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 3.10 Agreements.

(a) None of the Borrower or any of the Restricted Subsidiaries is a party to any agreement or instrument that, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect.

(b) None of the Borrower or any of the Restricted Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound where such default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 3.11 Federal Reserve Regulations.

(a) None of the Borrower or any of the Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for purchasing or carrying Margin Stock. No Indebtedness being reduced or retired out of the proceeds of any Loans was or will be incurred for the purpose of purchasing or carrying any Margin Stock or any other purpose that violates Regulation U. None of the transactions contemplated by this Agreement will violate or result in the violation of any of the provisions of the Regulations of the Board, including Regulation T, U or X. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

Section 3.12 Investment Company Act. None of the Borrower or any of the Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.13 Reserved.

Section 3.14 Tax Returns. Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (a) each of the Borrower and each of the Restricted Subsidiaries have filed or caused to be filed all Federal (and foreign national equivalent) and all state, provincial and local income and Revenue Commissioner (whichever applicable) tax and other tax returns or materials required to have been filed by it and, as of the Initial Funding Date, all such tax returns are correct and complete and (b) each of the Borrower and each of the Restricted Subsidiaries have paid or caused to be paid all Taxes due and payable by it and all assessments received by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, shall have set aside on its books adequate reserves to the extent required by GAAP.

Section 3.15 No Material Misstatements. No written information, report, financial statement, exhibit or schedule (including, after delivery, any Confidential Information Memoranda) furnished by or on behalf of any Loan Party to the Arrangers, the Administrative Agent or any Lender for use in connection with the Transactions or in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, when taken as a whole, when delivered contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (taken as a whole), in the light of the circumstances under which they were delivered, not materially misleading at the time made; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes pro forma financial information, forecasts, projections, or information of a general economic or general industry nature, the Borrower represents only that it acted in good faith based upon assumptions believed by it to be reasonable at the time of preparation, it being understood that such projections may vary from actual results and that such variances may be material, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results by a material amount. Notwithstanding the foregoing, prior to the Initial Funding Date, this Section 3.15 shall only be applicable to written information provided by, or on behalf of, the Borrower and is further qualified by being to the best of Borrower’s knowledge.

Section 3.16 Employee Benefit Plans.

(a) The Borrower and each of its ERISA Affiliates is in compliance in all respects with the applicable provisions of ERISA and the Tax Code and the regulations and published interpretations thereunder, except such noncompliance as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred in the last five years or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of the Borrower or any of its ERISA Affiliates in an aggregate amount exceeding €10,000,000. The accumulated benefit obligation (as defined for purposes of Statement of Financial Accounting Standards No. 87) under each Benefit Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation date applicable thereto, exceed by more than €2,000,000 the fair market value of the assets of such Benefit Plan, and the present value of all accumulated benefit obligations of all underfunded Benefit Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation dates applicable thereto, exceed by more than €2,000,000 the fair market value of the assets of all such underfunded Benefit Plans. For purposes of this Section 3.16, a Benefit Plan is underfunded if the accumulated benefit obligation of such Benefit Plan, as of the last annual valuation date applicable thereto (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87), is greater than the fair market value of the assets of such Benefit Plan.

(b) There are no liabilities associated with or arising from the UK Guarantor or any other Restricted Subsidiary that is a Foreign Subsidiary participating in, providing, or contributing to, either currently or in the past, or ceasing to provide or contribute to, or in respect of, any scheme or arrangement for the provision of any pension, superannuation, retirement (including on early retirement) or death benefits (including in the form of a lump sum) (the benefits together referred to as “Pension Benefits”) or providing, or being obligated to provide or failing to provide any Pension Benefits, which are neither fully funded, insured nor provided for on a generally accepted basis either through a separate trust, insurance policy or as an accrual or provision in the accounts of the relevant Foreign Subsidiary.

Section 3.17 Environmental Matters. Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or any of the Restricted Subsidiaries:

(a) has failed to comply with any Environmental Law or to take, in a timely manner, all actions reasonably necessary to obtain, maintain, renew and comply with any Environmental Permit, and all such Environmental Permits are in full force and effect and not subject to any administrative or judicial appeal;

(b) has become a party to any governmental, administrative or judicial proceeding under Environmental Law or possesses knowledge of any such proceeding that has been threatened under Environmental Law;

(c) has received notice of, become subject to, or is aware of any facts or circumstances that could reasonably be expected to form the basis for, any Environmental Liability other than those which have been fully and finally resolved and for which no obligations remain outstanding;

(d) has generated, treated, stored, transported, or Released Hazardous Materials from the Mortgaged Properties (or from any facilities or other properties formerly owned, leased or operated by the Borrower or any of the Restricted Subsidiaries) in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law for the Borrower or any of the Restricted Subsidiaries; or

(e) is aware of any facts, circumstances, conditions or occurrences in respect of any of the facilities and properties owned, leased or operated by the Borrower or any of the Restricted Subsidiaries that could reasonably be expected to (A) form the basis of any action, suit, claim or other judicial or administrative proceeding relating to liability under or noncompliance with Environmental Law on the part of the Borrower or any of the Restricted Subsidiaries or (B) materially interfere with or prevent continued compliance with Environmental Laws by the Borrower or the Restricted Subsidiaries.

Section 3.18 Insurance. As of the Initial Funding Date, the insurance maintained by the Loan Parties is in full force and effect. The Borrower and the Restricted Subsidiaries are insured by financially sound and reputable insurers and such insurance is in such amounts and covering such risks and liabilities as are in accordance with normal and prudent industry practice.

Section 3.19 Reserved.

Section 3.20 UK Financial Assistance. Neither the execution, delivery and the performance of any of the Loan Documents nor the incurrence of any obligations or liabilities thereunder by any UK Guarantor constitutes or will constitute unlawful financial assistance for the purposes of sections 667 to 683 (inclusive) of the United Kingdom Companies Act of 2006 (as amended or otherwise re-enacted from time to time).

Section 3.21 Labor Matters. Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, as of the Initial Funding Date, (a) there are no strikes, lockouts or slowdowns against the Borrower or any Restricted Subsidiary pending or, to the knowledge of the Borrower, threatened, (b) the hours worked by and payments made to employees of the Borrower and the Restricted Subsidiaries have not been in violation, to the extent applicable, of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, (c) all payments due from the Borrower or any Restricted Subsidiary, or for which any claim may be made against the Borrower or any Restricted Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Borrower or such Restricted Subsidiary consistent with applicable law in all material respects and (d) the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Restricted Subsidiary is bound.

Section 3.22 UK Pensions. No UK Guarantor nor any other Restricted Subsidiary incorporated in England and Wales has ever participated in a UK defined benefit pension plan or been associated or connected with the employer in relation to a UK defined benefit pension plan save as disclosed in the legal due diligence report.

Section 3.23 Intellectual Property. Each of the Borrower and each of the Restricted Subsidiaries owns, is licensed to use or possess the right to use, all trademarks, tradenames, copyrights,

patents and other intellectual property reasonably necessary as currently conducted in its business, and the use thereof by the Borrower and the Restricted Subsidiaries does not infringe upon the rights of any other Person, except to the extent such failure to own, license or possess, or such conflicts, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.24 Solvency.

Immediately after the consummation of the Transactions to occur on the Initial Funding Date, (a) the fair value of the assets of the Borrower (individually) and the Borrower and its Restricted Subsidiaries on a consolidated basis, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the assets of the Borrower (individually), the Borrower and its Restricted Subsidiaries on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of the Borrower (individually) and the Borrower and its Restricted Subsidiaries on a consolidated basis, respectively, on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower (individually), the Borrower and its Restricted Subsidiaries on a consolidated basis will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (d) the Borrower (individually), the Borrower and its Restricted Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Initial Funding Date; (e) with respect to any Person incorporated in England and Wales only, such a Person is not “unable to pay its debts”. In this context, “unable to pay its debts” means that there are no grounds on which such Person would be deemed unable to pay its debts (as defined in Section 123(1) of the Insolvency Act 1986 of England Wales (as amended by the Enterprise Act 2002 of England and Wales) on the basis that the words “proved to the satisfaction of the court” are deemed omitted from sections 123(1)(e) and 123(2) of that Act) or on which a court would be satisfied that the value of such Person’s assets is less than the amount of its liabilities, taking into account its contingent and prospective liabilities (as such term would be construed for the purposes of Section 123(2) of the Insolvency Act 1986 of England and Wales (as amended by the Enterprise Act 2002 of England and Wales)). The amount of contingent or unliquidated liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability and (f) in respect of the Borrower that are party to any Loan Document, (i) the conclusions by its respective Board of Directors as to the commercial justification for the execution by it of each Loan Document to which it is a party was reached in good faith for its benefit and (ii) each such Loan Party is and was at the time of entering into, and performing its obligations under, each Loan Document (and at the time of the approval thereof) able to pay its debts as they fall due and will not, at entry into and as a consequence of entering into, and performing its obligations under, any Loan Document, is not and will not become unable to pay its debts as they fall due (in each case, within the meaning of each of section 214(b) or (c) of the Companies Act).

Section 3.25 Anti-Terrorism Laws.

(a) None of the Borrower or any of the Subsidiaries are in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001 (the “Executive Order”), and the Patriot Act.

(b) None of the Borrower or any of the Subsidiaries acting or benefiting in any capacity in connection with the Loans are any of the following:

(i) A Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) A Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) A Person or entity with which any of the Lenders are prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) A Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) A Person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list.

(c) None of the Borrower or any of the Subsidiaries acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

ARTICLE IV.

Conditions of Lending

Section 4.01 Reserved.

Section 4.02 Commitment Effective Date. The effectiveness of the Interim Loan Commitments of the Lenders are subject to the satisfaction of the following conditions precedent:

(a) Execution. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, (ii) the Guarantee Agreement, executed and delivered by a duly authorized officer of UK Holdco and (iii) the Security Agreement;

(b) Organizational Documents and Necessary Consents. The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or other formation documents, including all amendments thereto, of each Loan Party, certified (to the extent available in any non-U.S. jurisdiction) as of a recent date by the Secretary of State of the state of its organization (or similar Governmental Authority in any foreign jurisdiction with respect to any Loan Party organized outside the United States), and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State (or similar Governmental Authority in any foreign jurisdiction with respect to any Loan Party organized outside the United States); and (ii) a certificate of an authorized signatory of each Loan Party dated the Commitment Effective Date and certifying (A) that attached thereto is a true and complete copy of the by-laws (or similar governing documentation) of such Loan Party as in effect on the Commitment Effective Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the

Board of Directors or similar governing body of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party, in the case of the Borrower, the borrowings hereunder, and in the case of each Guarantor, the Guaranteeing of the Obligations as contemplated by the Guarantee Agreement and other Loan Documents, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or other formation documents of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party;

(c) Financial Statements. The Administrative Agent shall have received (i) publicly available GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Target (prepared in accordance with Regulation S-X under the Securities Act) for the fiscal years ending December 31, 2008, December 31, 2009 and December 31, 2010 all audited by independent public accountants of recognized national standing and reasonably acceptable to the Administrative Agent and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Target on a consolidated basis in accordance with GAAP consistently applied and (ii) publicly available GAAP unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Target for each subsequent fiscal quarter ended 45 days before the Commitment Effective Date, in each case under clauses (i) and (ii) above;

(d) Patriot Act. The Borrower shall have provided the documentation and other information to the Lenders that are required by regulatory authorities under the applicable “know-your-customer” rules and regulations and anti-money laundering rules and regulations, including the Patriot Act;

(e) Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself, the Arrangers and the Lenders, a written opinion of (i) Kirkland & Ellis International LLP, counsel for the Borrower and UK Holdco, substantially in the form set forth in Exhibit H, (ii) Kirkland & Ellis LLP and (ii) counsel for the Borrower and UK Holdco, substantially in the form set forth in Exhibit I, in each case (A) dated the Commitment Effective Date, (B) addressed to the Administrative Agent, the Arrangers and the Lenders as of the Commitment Effective Date, and (C) the Borrower and UK Holdco hereby request such counsel to deliver such opinions and (iii) Simpson, Thacher & Bartlett LLP, counsel to the Arrangers and the Administrative Agent;

(f) Solvency Certificate. The Administrative Agent shall have received a solvency certificate in form and substance reasonably satisfactory to it, dated the Commitment Effective Date and signed by the chief financial officer of Borrower.

(g) Sources and Uses. The intended sources and uses for the Transactions shall be as set forth in Schedule 4.02(j).

(h) Equity Financing. The Arrangers shall have received a copy of the signed Escrow Letter demonstrating that the Equity Contribution has been appropriately deposited, is freely available for, together with the proceeds of Interim Loans, for purposes of funding the Borrower for the purposes of completion of the Acquisition in accordance with the intended sources and uses for the Transactions set forth in Schedule 4.02(j).

(i) Acquisition Documents. The Arrangers shall have reviewed, and be satisfied with, the final structure, terms and conditions and the documentation relating to the Acquisition, being the Press

Release and the Scheme Acquisition Agreement (collectively, the “Acquisition Documents”), (it being understood that the Arrangers are satisfied with the drafts of the Acquisition Documents and the disclosure schedules and exhibits received by the Arrangers on the date hereof). The Target shall have agreed in the Scheme Acquisition Agreement that its Board of Directors will recommend the Acquisition on the terms set forth therein.

On the Commitment Effective Date, the Administrative Agent shall deliver to the Borrower a certificate in form and substance reasonably satisfactory to the Borrower confirming the satisfaction of all the foregoing conditions set forth in clauses (a) through (j) above.

Section 4.03 Initial Funding Date. The obligations of the Lenders to extend Loans in respect of the Interim Loan Commitments on the Initial Funding Date are subject to the satisfaction of the following conditions precedent on or before such date:

(a) Press Release and Scheme. The Administrative Agent shall have received a certified copy of (i) the Acquisition Documentation and (ii) the Scheme Circular corresponding in all material respects to the terms and conditions set out in the Press Release, save to the extent otherwise required by the Takeover Panel;

(b) Scheme/Offer Sanctioned. If the Scheme has not been switched to an Offer, the Scheme Effective Date shall have occurred and the Administrative Agent shall have received certified copies of (i) the court order confirming sanction of the Scheme, (ii) the shareholder resolutions referred to in and in the form set out in the Scheme Circular, and (iii) the confirmation-of-receipt stamp with respect to the registration of the court order from Companies House (or a copy of the cover letter from Target's solicitors delivering the court order to Companies House for registration, with confirmation of receipt by Companies House affixed); if the Scheme has been switched to an Offer, the Offer Unconditional Date shall have occurred and, in either case, there shall not have been any material amendment, supplement or modification of the Acquisition Conditions Precedent, or waiver of the Acceptance Condition or the Anti-trust Condition, not consented to by the Arrangers, other than (x) a waiver of the Acceptance Condition to permit the Offer to become unconditional with acceptance of Target Shares in an aggregate amount of not less than 75% of the Target Shares or (y) any amendments, supplements, modifications or waivers required by the Panel on Takeovers and Mergers, the High Court of England and Wales or any applicable law.

(c) Limited Representations and Warranties. The representations and warranties contained in Section 3.01, Section 3.02 (only insofar as they relate to clause (a), (e) or (f) of the definition of Transactions with and (g) and (h) of the definition of Transactions to the extent they related to clauses (a), (e) or (f)), Section 3.03 and Section 3.04(a) solely as they relate to the Borrower and UK Holdco (and not, for the avoidance of doubt, in respect of or relating to any other Loan Party, the Target and its Subsidiaries), shall be true and correct in all material respects (and in all respects if qualified by materiality) on and as of the Initial Funding Date;

(d) No Certain Funds Default. No Certain Funds Default shall be continuing unremedied or unwaived on and as of the Initial Funding Date, or would result from the Interim Loans being made or from the application of the proceeds therefrom;

(e) Certain Funds Period. The date on which the applicable advance is made is within the Certain Funds Period;

(f) Extensions of Credit Lawful. As at the date on which the Interim Loans are made, it is not unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated herein or to fund or maintain its participation in any such advance;

(g) Fees. The Borrower shall have complied with its payment obligations under the Fee Letter. All accrued costs, reasonable fees an out-of-pocket expenses (including, to the extent invoiced in advance, reasonable legal fees and out-of-pocket expenses and the reasonable fees and out-of-pocket expenses of any other advisors) and other compensation payable to the Administrative Agent, the Arrangers and the Lenders as set out in the statement of sources and uses shall have been paid;

(h) Certain Funds Covenants. There shall not have occurred and be continuing a breach of any Certain Funds Covenant.

(i) Reserved.

(j) Borrowing Notice. The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03).

Section 4.04 Certain Funds. During the Certain Funds Period, and notwithstanding any provision of any Loan Document to the contrary, the Interim Loans shall be made notwithstanding the non-satisfaction of any conditions other than the conditions specified in Section 4.02 and Section 4.03. During the Certain Funds Period (other than as referred to above) no Lender shall be entitled to (nor shall any Lender be entitled to request the Administrative Agent to):

(a) cancel its Interim Loan Commitment;

(b) rescind, terminate or cancel this Agreement or any of the Interim Loan Commitments or exercise any similar right or remedy or make or enforce any claim under the Loan Documents it may have;

(c) refuse to participate in the making of an Interim Loan;

(d) exercise any right of set-off or counterclaim in respect of an Interim Loan (other than set-off in respect of fees, costs and expenses as agreed in the funds flow document); or

(e) cancel, accelerate or cause repayment or prepayment of any amounts owing hereunder or under any other Loan Document;

(f) provided that immediately upon the end of the Certain Funds Period, subject to the express provisions of the Loan Documents, all such rights, remedies and entitlements shall be available to the Administrative Agent or the Lenders notwithstanding that such rights, remedies and entitlements may not have been used or been available for use during the Certain Funds Period.

Section 4.05 Acceptance of Proceeds The acceptance of the proceeds of the Loans on the Initial Funding Date shall be deemed to constitute a representation and warranty by the Borrower on such date as to the following: (i) all representations and warranties set forth in each Loan Document shall be true and correct in all material respects (and in all respects if qualified by materiality) on and as of the Initial Funding Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (and in all respects if qualified by materiality)

on and as of such earlier date and (ii) at the time of and immediately after the Initial Funding Date, no Event of Default or Default shall have occurred and be continuing.

Section 4.06 Officer’s Certificate On the Commitment Effective Date, the borrower shall deliver to the Administrative Agent a certificate, dated the Commitment Effective Date and signed by a Financial Officer of the Borrower certifying that (A) no Event of Default or Default has occurred and is continuing and (B) all representations and warranties to be made as of the Commitment Effective Date set forth in each Loan Document are true and correct in all material respects on and as of the Commitment Effective Date; provided, however, that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects on such date

ARTICLE V.

Affirmative Covenants

Part A: The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the earlier of (a) the Interim Loan Conversion Date or (b) the Interim Loan Commitments have been terminated and the principal of and interest on each Interim Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, the Borrower will, and will cause each of the Restricted Subsidiaries to (it being understood and agreed that the only covenants set forth in this ARTICLE V that shall be effective prior to the Initial Funding Date are the covenants set forth in Section 5.01, Section 5.03, Section 5.05, Section 5.08, Section 5.13, Section 5.14, Section 5.15, Section 5.16, Section 5.17 and Section 5.19, and that on and after the Initial Funding Date all of the covenants set forth in this ARTICLE V shall be effective until the earlier of clauses (a) or (b) above):

Section 5.01 Existence; Businesses and Properties. ¡ Do or cause to be done all reasonable things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05.

(a) Do or cause to be done all things reasonably necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to or necessary for the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and at all times maintain and preserve all property material to or necessary for the conduct of such business and keep such property in good repair, working order and condition (ordinary wear and tear and damage by fire, casualty or eminent domain excepted); provided however, that nothing in this Section 5.01(a) shall prevent (i) sales of assets, consolidations or mergers by or involving the Borrower or any Restricted Subsidiaries to the extent permitted under Section 6.05 or (ii) the abandonment by the Borrower or any Restricted Subsidiaries of any rights, franchises, licenses and patents that the Borrower or any Restricted Subsidiaries reasonably determine are not useful to its business.

Section 5.02 Insurance. Keep its insurable properties adequately insured (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower or otherwise consistent with past practices) at all times by companies that are financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including to the extent available on commercially reasonable terms public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it.

Section 5.03 Taxes. Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, pay and discharge promptly when due and payable all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, may be reasonably expected to give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower or the applicable Restricted Subsidiary shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend any collection action of the contested obligation, tax, assessment or charge and enforcement of a Lien.

Section 5.04 Financial Statements, Reports, etc. In the case of the Borrower, furnish to the Administrative Agent (for distribution to the Lenders):

(a) within 100 days after the end of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by an independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and its consolidated Restricted Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 55 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) Reserved;

(d) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of the Financial Officer certifying such statements certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

(e) Reserved;

(f) within 90 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such following fiscal year and setting forth the summary of material underlying assumptions used for purposes of preparing such budget) and, promptly when available, any material revisions of such budget;

(g) promptly after the same become publicly available, copies of all periodic and special reports, proxy statements and other materials filed by the Borrower or any Restricted Subsidiary with the SEC, or with any national securities exchange, or distributed to its shareholders, as the case may be;

(h) promptly after the request by any Lender or the Administrative Agent, all documentation and other information that such Lender or the Administrative Agent reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(i) promptly, from time to time, such other information as the Administrative Agent may reasonably request.

Documents required to be delivered pursuant to this Section 5.04 may be delivered by electronic mail; provided, that the Borrower shall deliver paper copies of such documents to the Administrative Agent upon request.

All such financial statements shall be deemed to have been delivered on the date on which the Borrower provides notice to the Administrative Agent that such information has been posted on the Borrower’s website at the website address listed on the signature pages of such notice, at www.sec.gov or at such other website identified on such notice an accessible by the Lenders without charge; provided that the Borrower shall deliver paper copies of such financial statements to the Administrative Agent or any lender who requests the Borrower to deliver such paper copies until written notice to cease delivering paper copies is given by the Administrative Agent or such Lender.

Section 5.05 Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly after a Responsible Officer of any Loan Party obtains knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any arbitrator or Governmental Authority, against the Borrower or any Restricted Subsidiary that could reasonably be expected to result in a Material Adverse Effect; and

(c) the occurrence and continuation of any ERISA Event, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Restricted Subsidiaries in an aggregate amount exceeding €10,000,000; and

(d) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

Section 5.06 Reserved.

Section 5.07 Maintaining Records; Access to Properties and Inspections; Environmental Assessments. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP are made of all material transactions in relation to its business and activities. The Borrower will, and will cause each of the Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent on behalf of the Lenders to visit and inspect the financial records and the properties of the Borrower or any of its Restricted Subsidiaries at reasonable times and as often as reasonably requested upon reasonable advanced notice to the Borrower and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of the Borrower or any of its Restricted Subsidiaries with the officers thereof and independent accountants therefor (provided that officers of the Borrower may be present at and participate in any such discussion); provided that such inspection rights shall be limited to one such visit per fiscal year so long as no Default or Event of Default has occurred or is continuing.

Section 5.08 Use of Proceeds. The Borrower shall use the proceeds of the Loans solely (i) to pay the Acquisition Consideration, (ii) to pay the Transaction Expenses and (iii) to refinance the Existing Debt (including the payment of associated fees and premiums); provided that the Borrower shall be permitted to deposit proceeds of the Interim Loans into an escrow account having terms reasonably satisfactory to the Lead Arrangers solely for the purpose of using proceeds as set forth above.

Section 5.09 Additional Guarantors. With respect to any Restricted Subsidiary (other than an Excluded Subsidiary) created or acquired on or after the Initial Funding Date by the Borrower or any other Restricted Subsidiary (which, for purposes of this paragraph, shall include any existing Restricted Subsidiary that ceases to be an Excluded Subsidiary at any time following the Initial Funding Date), promptly (i) cause such new Restricted Subsidiary to execute and deliver to the Administrative Agent such amendments or supplements to the Guarantee Agreement to cause any such Restricted Subsidiary to become a Guarantor thereunder (ii) take such actions as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Collateral described in the Security Agreement with respect to such new Restricted Subsidiary, including the making of any related filings as may be required by law or as may be requested by the Administrative Agent, (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and (iv) take such other actions as the Administrative Agent may reasonably request to carry out the foregoing. It is understood and agreed that, as soon as is practicable, but in any event no later than 30 days after the Initial Funding Date (as such longer period of time as the Administrative Agent may agree in its sole discretion), the Borrower will cause the Target and its Restricted Subsidiaries (other than any Excluded Subsidiary) to comply with the requirements of this Section 5.09.

Section 5.10 Reserved.

Section 5.11 Reserved.

Section 5.12 Maintenance of Ratings. The Borrower will at all times use commercially reasonable efforts to maintain a public rating of the Loan Facility and a public corporate rating for the

Borrower, in each case issued by Moody’s Investors Services, Inc. and Standard & Poor’s Ratings Services.

Section 5.13 UK Data Protection.

In the case of any UK Guarantor, comply with the UK Data Protection Act 1998 and/or any analogous law, except, in each case, where the failure to comply could not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

Section 5.14 Reserved.

Section 5.15 Scheme Affirmative Covenants.

(a) Procure that a Scheme Circular or (following a Conversion Notice) an Offer Document is issued and despatched as soon as practicable in accordance with the timetable set out in the Press Release and in any event within 28 days (or such longer period permitted by the Panel on Takeovers and Mergers) after the issuance of the Press Release or Offer Press Release, as applicable.

(b) Comply in all material respects with the Takeover Code, subject to any waivers granted by the Panel on Takeovers and Mergers, and all other applicable laws and regulations in relation to any Offer or Scheme.

(c) Except as consented to by the Arrangers in writing, not make or approve any increase in the price per Target Share at which the Scheme is proposed or make any other acquisition of any Target Share (including pursuant to an Offer) above the price per Target Share stated in the Press Release unless such increase is funded solely from an additional equity contribution from the Borrower direct or indirect shareholder(s) and not from any other source (including for the avoidance of doubt, any Indebtedness).

(d) Except as consented to by the Arrangers in writing, not amend or waive the Anti-Trust Condition or, if the Scheme has been switched to an Offer, the Acceptance Condition in a away which is or could reasonably be expected to be prejudicial to the interests of the Lenders in any material respect), save for (i) any amendment or waiver required by the Panel on Takeovers and Mergers, a court or any other applicable law, regulation or regulatory body or (ii) a waiver of the Acceptance Condition to permit the Offer to become unconditional with acceptance of Target Shares in an aggregate amount of not less than 75% of the Target Shares to which the Offer relates;

(e) Not take any action which would require Borrower to make a mandatory offer for the Target Shares in accordance with Rule 9 of the Takeover Code.

(f) Promptly provide the Administrative Agent with such information as it may reasonably request regarding the status of the Acquisition (including, in the case of an Offer, the current level of acceptances) subject to any confidentiality, regulatory or other restrictions relating to the supply of such information.

(g) Deliver to the Administrative Agent copies of each Offer Document, receiving agent letter and Scheme Circular, any written agreement between Borrower and the Target with respect to a Scheme, all other material announcements and documents published or delivered pursuant to the Offer or Scheme (other than the Cash Confirmation) and all material legally binding agreements entered into by Borrower in connection with an Offer or Scheme, in each case except to the extent it is prohibited by law or regulation from doing so.

(h) Take any other steps necessary to ensure that, other than the Press Release, the Offer Press Release, the Scheme Circular or the Offer Document, as applicable, no public statement is made by it or any of its Subsidiaries in connection with the Scheme or Offer, as applicable, referring to the Lenders and the Loan Documents without the prior written consent of the Administrative Agent (not to be unreasonably withheld, delayed or conditioned), unless required to do so by the Takeover Code, the court, Panel on Takeovers and Mergers, any regulation, any applicable stock exchange or any applicable government or other relevant regulatory authority.

(i) In the event that the Scheme is switched to an Offer, (i) within 15 Business Days procure that a press release announcing, in compliance with Rule 2.5 of the Takeover Code, a firm intention to proceed with the Offer (the “Offer Press Release”) is issued, (ii) deliver to the Administrative Agent (A) a Conversion Notice and (B) the Offer Press Release and (iii) except as consented to by the Arrangers in writing, ensure that the terms and conditions contained in the Offer Document include the Acceptance Condition and the Anti-Trust Condition and are otherwise consistent in all material respects with those contained in the Scheme Circular (to the extent applicable for an Offer).

(j) Not deliver more than one Conversion Notice to the Administrative Agent.

(k) In the case of an Offer, (i) not declare the Offer unconditional as to acceptances until Borrower has received valid acceptances of Target Shares in respect of an aggregate amount of not less than 75% of the Target Shares, and (ii) promptly upon Borrower acquiring 90% of the Target Shares to which the Offer relates, ensure that notices under Section 979 of the Companies Act in respect of Target Shares are issued.

(l) In the case of a Scheme, within 30 days of the Initial Funding Date, and if the Scheme has been switched to an Offer, within 30 days after the later of (i) the Initial Funding Date and (ii) the date upon which Borrower owns 75% of the Target Shares, procure that such action as is necessary is taken to re-register Target (and any other relevant members of the Target Group) as a private limited company.

(m) Promptly provide the Administrative Agent with such information as it may reasonably request regarding the Equity Financing, including the balance thereof and account in which it is deposited.

Section 5.16 Reserved.

Section 5.17 Reserved.

Section 5.18 Designation of Subsidiaries.

The Board of Directors of Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) no Default or Event of Default shall have occurred or be continuing or result therefrom, (ii) the documentation related to the Permanent Securities (or any documentation related to any Permitted Refinancing Indebtedness in respect thereof) or any Other Financing or any other Indebtedness of any Loan Party and (iii) the Borrower and the Restricted Subsidiaries may not Guarantee Indebtedness incurred by an Unrestricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the parent of such Subsidiary therein at the date of designation in an amount equal to the fair market value of the parent’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Loan Parties in Unrestricted Subsidiaries pursuant to the preceding sentence in the amount equal to the fair market value at the date of such designation of the Loan Parties’ (as applicable) Investment in such Subsidiary. Notwithstanding the foregoing, neither the borrower under the Revolving Credit Agreement nor any direct or indirect parent of such entity that is a Subsidiary of the Borrower shall be permitted to be an Unrestricted Subsidiary.

Section 5.19 Reserved.

Section 5.20 Corporate Separateness.

(a) Cause each Unrestricted Subsidiary to satisfy customary corporate and other formalities, including the maintenance of corporate and business records.

(b) Ensure that (i) no bank account of any Unrestricted Subsidiary shall be commingled with any bank account of the Borrower or any Restricted Subsidiary, and (ii) any financial statements distributed to any creditors of any Unrestricted Subsidiary shall clearly establish or indicate the corporate separateness of such Unrestricted Subsidiary from the Borrower and the Restricted Subsidiaries.

Section 5.21 Parent Equity Offerings

If the Parent receives any Net Cash Proceeds from the issuance of Equity Interests and the Parent is not obligated to apply such Net Cash Proceeds pursuant to the Parent Bridge Credit Agreement in satisfaction of obligations under the Parent Bridge Credit Agreement, then the Parent shall substantially simultaneously with (and in any event not later than the fifth Business Day next following) the receipt of such Net Cash Proceeds apply 100% of such Net Cash Proceeds to prepay outstanding Loans in accordance with Section 2.13(d).

Section 5.22 Syndication

(a) The Borrower agrees that they shall, subject to the disclosure limitations in the Takeovers Code with respect to the Transactions, take all actions that the Arrangers may reasonably request to assist them in timely forming a syndicate acceptable to the Arrangers and the Lenders participating in this Agreement. The Borrower’s assistance in forming such syndicate with respect to this Agreement shall include but not be limited to: (i) making available senior management, representatives and non-legal advisors of the Borrower at reasonable times and upon reasonable notice; (ii) providing copies of any due diligence reports or memoranda prepared by legal, accounting, tax or other advisors in connection with the Acquisition (subject to the delivery of customary non-disclosure and non-reliance agreements reasonably acceptable to the Arrangers) and any other customary and reasonably available information the Arrangers may reasonably request in connection with a customary due diligence review; (iii) participation, with the Arrangers, in one or more informational meetings with potential Lenders (and furthermore to the extent necessary, conference calls and “one-on-one” meetings with potential Lenders) at such times and places as the Arrangers may reasonably request; (iv) using commercially reasonable efforts to ensure that the syndication effort benefits from the Borrower’s prior and existing lending and other banking relationships; (v) assisting (including using commercially reasonable efforts to cause your affiliates and non-legal advisors to assist) in the preparation and delivery, as soon as practicable after the date hereof, but in no event later than 45 days prior to the initial funding hereunder, of Confidential Information Memorandum and other customary marketing materials to be used in connection with the syndication]; and (vi) using your commercially reasonable efforts to obtain, at your expense, monitored public corporate credit/family ratings of UK Holdco, Borrower and ratings of the Facilities by Moody’s Investor’s Services, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services (“S&P”) as soon as practicable after the date hereof, including participation in rating agency presentations. For the avoidance of doubt, from and after the Initial Funding Date, your assistance will include the assistance as provided in the prior sentence of Target and its senior management to the extent such assistance is provided under and pursuant to the terms of the Scheme Acquisition Agreement.

(b) The Borrower agrees to use commercially reasonably efforts to cause the Target to take all actions, subject at all times to the requirements of the Takeover Panel as set out in Practice Statement No. 25 (Debt Syndication During Offer Periods) (the “Tender Panel Debt Syndication Requirements”) and such assistance is being provided under and pursuant to the terms of the Scheme Acquisition Agreement, that the Arrangers may reasonably request to assist them in achieving a syndication. The Arrangers agree that they will comply with the disclosure limitations of the Tender Panel Debt Syndication Requirements. On request, the Arrangers will provide reasonable evidence of such compliance with such disclosure limitations to you, your financial advisors or, if required, the Takeover Panel.

(c) To assist the Arrangers in the syndication efforts, the Borrower agrees promptly to prepare and provide to us all information with respect itself, the Target and their respective subsidiaries, the Acquisition and the other transactions contemplated hereby, including all financial information and projections (the “Projections”), as the Arrangers may reasonably request in connection with the arrangement and syndication (it being understood that you shall use your commercially reasonable efforts to deliver to the Arrangers as soon as practicable after the date hereof Borrower’s unaudited pro forma consolidated balance sheet and statement of income and pro forma EBITDA for the twelve-month period ended June 30, 2011 after giving effect to the Transactions as if they had occurred on such date in the case of the balance sheet and as of the beginning of such period in the case of the statement of income).

Section 5.23 Reserved

Section 5.24 Existing Debt Repayment

As soon as permitted under the terms of the underlying documentation for the Existing Debt, all of the Existing Debt and any obligations in respect thereof (including any interest, fees or premiums owing thereon) shall be paid and satisfied in full in strict and absolute compliance with the terms of the underlying documentation for such Existing Debt.

Section 5.25 Successor Borrower

At any time after the consummation of the Acquisition, the Arrangers in their sole discretion may request that the Target expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Arrangers. In connection therewith, (i) each Loan Party shall execute a supplement to any Loan Document to which it is a party confirming its obligations thereunder and (ii) the Borrower shall deliver to the Administrative Agent all other documentation as the Administrative Agent shall reasonably request (including an opinion of counsel) in connection with the foregoing.

Part B: On the Interim Loan Conversion Date and thereafter, until the principal and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, the affirmative covenants in Part A of this ARTICLE V shall be of no further force or effect, and the Borrower will, and will cause each of the Restricted Subsidiaries to comply with customary affirmative covenants for high yield debt securities consistent with the provisions of the Permanent Securities Indenture to which the Senior Notes will be subject; provided, however, that the Borrower shall comply with Section 5.17 (with appropriate extensions of timing requirements) to the extent required pursuant to Section 2.22(b).

ARTICLE VI.

Negative Covenants

Part A: The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the earlier of (a) the Interim Loan Conversion Date or (b) the Interim Loan Commitments have been terminated and the principal of and interest on each Interim Loan, all Fees and all other reasonable expenses or amounts payable under any Loan Document shall have been paid in full, the Borrower will not, nor will it cause or permit any of the Restricted Subsidiaries to (it being understood and agreed that the only covenants set forth in this ARTICLE VI that shall be effective prior to the Initial Funding Date are the covenants set forth in Section 6.10, Section 6.16, 6.17(a) and Section 6.18, and that on and after the Initial Funding Date all of the covenants set forth in this ARTICLE VI shall be effective until the earlier of clauses (a) or (b) above):

Section 6.01 Indebtedness. Directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness, and the Borrower will not issue any shares of Disqualified Equity Interests and will not permit any Subsidiary to issue any shares of Disqualified Equity Interests or Preferred Stock; provided, however that the foregoing limitations shall not apply to:

(a) Indebtedness existing on the Initial Funding Date (other than Indebtedness hereunder and under the other Loan Documents and the Revolving Credit Agreement) and any Permitted Refinancing Indebtedness in respect of any such Indebtedness;

(b) Indebtedness created hereunder and under the other Loan Documents;

(c) unsecured intercompany Indebtedness of the Borrower and the Restricted Subsidiaries so long as such Indebtedness is, in the case of borrowed money that is owed by a Loan Party to a Restricted Subsidiary that is not a Loan Party, subordinated to the Obligations pursuant to an Affiliate Subordination Agreement and unsecured Indebtedness of the Borrower or UK Holdco owed to any direct or direct parent company thereof;

(d) Capital Lease Obligations and obligations in connection with purchase money financing in an aggregate principal amount of all Indebtedness incurred pursuant to this Section 6.01(d), not exceeding €25,000,000 at any time outstanding;

(e) Indebtedness of any Person that becomes a Restricted Subsidiary in connection with a Permitted Acquisition after the Initial Funding Date (and any Permitted Refinancing Indebtedness in respect of any such Indebtedness); provided that (i) such Indebtedness exists at the time such Person becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary and (ii) immediately before and after such Person becomes a Restricted Subsidiary, no Default or Event of Default shall have occurred and be continuing;

(f) Indebtedness in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of the Restricted Subsidiaries and Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries in respect of bankers’ acceptances, warehouse receipts or similar instruments, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims, in each case in the ordinary course of business and consistent with past practice;

(g) Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any Guarantees thereof;

(h) Indebtedness entered into to hedge against interest rates, commodity prices or foreign exchange rates and not for speculative purposes;

(i) Guarantees of Indebtedness under this Section 6.01;

(j) Indebtedness representing deferred compensation to employees of the Borrower or any of the Restricted Subsidiaries incurred in the ordinary course of business;

(k) Indebtedness incurred by Restricted Subsidiaries that are not Loan Parties to any Persons (other than to the Borrower or any Restricted Subsidiary); provided that the aggregate amount of such Indebtedness shall not exceed €5,000,000 in the aggregate at any time outstanding for all such Restricted Subsidiaries;

(l) secured or unsecured Indebtedness of the Borrower or the Restricted Subsidiaries under the Revolving Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed €250,000,000 (including any Permitted Refinancing Indebtedness in respect of all or a portion of any such Indebtedness previously incurred under this clause (l));

(m) unsecured Indebtedness of the Borrower or the Restricted Subsidiaries in an aggregate principal amount at any one time outstanding pursuant to this clause (m), not exceeding €25,000,000 (including any Permitted Refinancing Indebtedness in respect of all or a portion of any such Indebtedness previously incurred under this clause (m));

(n) Permanent Securities issued under the Permanent Securities Indenture in an aggregate principal amount not exceeding the difference between (x) $1,400,000,000 and (y) the sum of (A) the aggregate amount of Interim Loans outstanding and (B) the aggregate amount of Parent Bridge Loans outstanding, at any time outstanding, plus any interest paid-in-kind, minus the aggregate principal amount of Loans outstanding at such time;

(o) Reserved

(p) Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries in a Permitted Acquisition or any Disposition, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;

(q) Indebtedness consisting of obligations of the Borrower and the Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions or any Permitted Acquisitions;

(r) Guarantees incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors and licensees of the Borrower or any Restricted Subsidiary; and

(s) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(t) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence; and

(u) Indebtedness of the Borrower or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business.

provided; that if any of the borrower or any of its Restricted Subsidiaries’ action or event meets the criteria of more than one of the types of Indebtedness described in the clauses above, the Borrower in its sole discretion may classify (and reclassify) such action or event in one or more clauses (including in part under one such clause and in part under another such clause).

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP.

The principal amount of any Indebtedness incurred in a currency other than that specified in this Section shall be measured based upon the relevant currency exchange rate at the time of incurrence and no subsequent changes in currency exchange rates shall cause a Default solely for that reason

Section 6.02 Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Person, including any Restricted Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of Target and its Subsidiaries existing on the Initial Funding Date (other than Liens to secure Obligations under the Revolving Credit Agreement); provided that such Liens shall secure only those obligations which they secure on the Initial Funding Date and refinancings, extensions, renewals and replacements thereof permitted hereunder;

(b) Liens to secure the Obligations under the Revolving Credit Agreement solely related to Cash Collateral (as defined in the Revolving Credit Agreement);

(c) Reserved;

(d) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary and the replacement, extension or renewal of any Lien permitted by this clause (c) upon or in the same property previously subject thereto in connection with the replacement, extension or renewal (without increase in the amount or any change in any direct or contingent obligor) of the Indebtedness secured thereby; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any other property or assets of the Borrower or any Restricted Subsidiary;

(e) Liens for Taxes not yet due, which are being contested in compliance with Section 5.03 and for which an adequate reserve to the extent required by GAAP has been established on its books;

(f) Liens in respect of property or assets of the Borrower or any Restricted Subsidiary imposed by operation of law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that, in the case of material obligations, are not due and payable or which are being contested in good faith by appropriate actions, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(g) (i) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary;

(h) deposits to secure (A) the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and (B) stay and appeal bonds;

(i) zoning restrictions (and other building, entitlement or other land use regulations by Governmental Authorities), easements, rights-of-way, restrictions on use of real property and other similar encumbrances that, in the aggregate, do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of the Restricted Subsidiaries or the ability of the Borrower or any of the Restricted Subsidiaries to utilize such property for its intended purpose;

(j) purchase money security interests (including Liens arising from precautionary UCC financing statements covering assets subject to a Capital Lease Obligation) in real property, improvements thereto or other fixed or capital assets hereafter acquired (or, in the case of improvements, constructed) by the Borrower, or any Restricted Subsidiary and all products, accessions, improvements and proceeds thereof; provided that (i) such security interests secure Indebtedness permitted by Section 6.01(c), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 270 days after such acquisition (or construction) and (iii) such security interests do not apply to any other property or assets of the Borrower or any Restricted Subsidiary;

(k) judgment Liens securing judgments not constituting an Event of Default;

(l) any interest or title of a lessor, sublessor, licensee, licensor or sublicensor under any lease or license entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business or in connection with intellectual property transferred between Loan Parties and covering only the assets so leased or licensed;

(m) Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code on the items in the course of collection and (ii) in favor of a banking or other financial institution arising as a matter of law or under customary contractual provisions encumbering deposits or other funds maintained with such banking or other financial institution (including the right of set off and grants of security interests in deposits and/or securities held by such banking or other financial institution) and that are within the general parameters customary in the banking industry;

(n) Liens securing secured Indebtedness permitted by Section 6.01;

(o) leases, licenses, subleases or sublicenses granted to others that do not (i) interfere in any material respect with the business of any Loan Party and (ii) secure any Indebtedness;

(p) ground leases and master leases incurred in the ordinary course of business in respect of Real Property on which facilities owned or leased by any Loan Party are located;

(q) Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

(r) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(s) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(t) Liens deemed to exist in connection with reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(u) Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(v) Liens solely with respect to the assets of Restricted Subsidiaries that are not Loan Parties in connection with Indebtedness permitted pursuant to clause (k) of Section 6.01; and

(w) Liens to the extent attaching to properties and assets with an aggregate fair value at the time of attachment not in excess of, and securing liabilities not in excess of, €15,000,000 in the aggregate at any time outstanding.

Section 6.03 Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal or mixed, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale of such property is permitted by Section 6.05 and (b) any Capital Lease Obligations or Liens arising in connection therewith are permitted by Section 6.01 and Section 6.02, as applicable.

Section 6.04 Reserved.

Section 6.05 Dispositions.

(a) Requirements for Dispositions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any Disposition; provided, however that the foregoing limitations shall not apply to:

(i) any Disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out property or equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale in the ordinary course of business (it being understood that the sale of inventory or goods (or other assets) in bulk in connection with the closing of any number of retail locations in the ordinary course of business shall be considered a sale in the ordinary course of business);

(ii) any Disposition of cash or Cash Equivalents for a purpose not prohibited by the Loan Documents;

(iii) the Disposition of all or substantially all of the assets of the Borrower in a manner permitted pursuant to the provisions described above under Section 6.15 or any disposition that constitutes a Change in Control pursuant to this Agreement;

(iv) the making of any Restricted Payment that is permitted to be made, and is made, under Section 6.06 or the making of any Permitted Investment;

(v) any Disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than €5,000,000;

(vi) any Disposition of property or assets or issuance of securities by a Restricted Subsidiary of the Borrower to the Borrower or by the Borrower or a Restricted Subsidiary of the Borrower to another Restricted Subsidiary of the Borrower;

(vii) to the extent allowable under Section 1031 of the Tax Code (or comparable or successor provision), any exchange of like property (excluding any boot thereon permitted by such provision) for use in any business conducted by the Borrower or any of the Restricted Subsidiaries;

(viii) the lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business;

(ix) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(x) foreclosures on or expropriations of assets;

(xi) the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business;

(xii) the granting of a Lien that is permitted under Section 6.02;

(xiii) the issuance by a Restricted Subsidiary of Preferred Stock or Disqualified Equity Interests that is permitted by Section 6.01; and

(xiv) any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Initial Funding Date, including sale leaseback transactions and asset securitizations, that are permitted hereunder.

(xv) dispositions of minority interests in joint ventures.

Section 6.06 Restricted Payments; Restrictive Agreements. Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment; provided, however that:

(i) any Restricted Subsidiary may make Restricted Payments to any other Restricted Subsidiary (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(ii) (x) the Borrower and its Restricted Subsidiaries may redeem in whole or in part any of their respective Equity Interests (other than Disqualified Equity Interests) for another class of Equity Interests or rights to acquire their respective Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests, provided that any terms and provisions material to the interests of the Lenders contained in such other class of Equity Interests are no less advantageous in any material respect to the Lenders as those contained in the Equity Interests redeemed thereby or (y) the Borrower and each of its Restricted Subsidiaries may declare and make dividend payments or other distributions in each case to Loan Parties payable solely in the Equity Interests of such Person;

(iii) Restricted Payments made on the Scheme Effective Date or the Initial Funding Date, in each case in order to consummate the Transactions;

(iv) reserved;

(v) cashless repurchases of Equity Interests in the Borrower or any of the Restricted Subsidiaries deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(vi) reserved;

(vii) reserved;

(viii) the Restricted Subsidiaries may (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion;

(ix) reserved

(x) Restricted Payments to any direct or indirect parent company of the Borrower for the purpose, in the ordinary course of business, of paying (A) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence, (B) federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Borrower and the Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries, (C) customary salary, bonus and other benefits payable to officers and, and any indemnification obligations of, officers, directors and employees or former officers, directors or employees of any direct or indirect parent of the Borrower to the extent such salaries, bonuses, indemnification obligations and other benefits are attributable to the ownership or operation of the Borrower and the Restricted

Subsidiaries, (D) general corporate overhead expenses of any direct or indirect parent of the Borrower to the extent such expenses are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries in an amount not to exceed €5,000,000 per fiscal year; (E) fees and expenses incurred by any direct or indirect parent company of the Borrower in connection with any unsuccessful equity issuances or incurrence of Indebtedness to the extent the net proceeds thereof are intended to be contributed to the Borrower and (F) taxes with respect to income of any direct or indirect parent company of the Borrower derived from funding made available to the Borrower and its Restricted Subsidiaries by such direct or indirect parent company;

(xi) payments made or expected to be made by the Restricted Subsidiaries in respect of withholding or similar Taxes payable by any future, present or former employee, director, officer, manager or consultant and any repurchases of Qualified Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options; and

(xii) other Restricted Payments in an amount not to exceed €5,000,000

;provided, that if any of the Borrower or any of its Restricted Subsidiaries’ action or event meets the criteria of more than one of the types of Restricted Payments described in the clauses above, the Borrower in its sole discretion may classify (and reclassify) such action or event in one or more clauses (including in part under one such clause and in part under another such clause).

Section 6.07 Subsidiary Restrictions. Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Restricted Subsidiary of Target to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to any Loan Party or to provide any Guarantee of any obligation of any Loan Party; provided that:

(i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document;

(ii) the foregoing shall not apply to restrictions and conditions that exist on the Initial Funding Date;

(iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder;

(iv) the foregoing shall not apply to restrictions and conditions imposed on any Restricted Subsidiary by the terms of any Indebtedness of such Restricted Subsidiary permitted to be incurred hereunder; provided that, in the case of a Restricted Subsidiary that is a Loan Party, such restrictions and conditions, taken as a whole, (i) are, in the good faith judgment of the Borrower, no more materially restrictive than the restrictions and conditions that exist on the Initial Funding Date or (ii) will not, in the good faith judgment of the Borrower, materially impair the ability of the Restricted Subsidiaries, taken as a whole, to make dividends or other payments to the Borrower in an amount sufficient to make scheduled payments of interest, principal and fees on the Loans;

(v) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness;

(vi) clause (i) of the foregoing shall not apply to customary provisions in leases, subleases, licenses and sublicenses and other contracts restricting the assignment thereof;

(vii) the foregoing shall not apply to customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under this Section 6.06 and applicable solely to such joint venture entered into in the ordinary course of business;

(viii) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(ix) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and

(x) the foregoing shall not apply to restrictions pursuant to any agreement or instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or which agreement or instrument is assumed by the Borrower or any Restricted Subsidiary in connection with an acquisition of assets from such Person, as in effect at the time of such acquisition, merger or consolidation (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger or consolidation).

Section 6.08 Transactions with Affiliates. Except for transactions by or among the Borrower and its Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary in connection with a transaction that is otherwise permitted under this Agreement, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (each of the foregoing, an “Affiliate Transaction”) in any transaction or any series of one or more related transactions, unless such Affiliate Transaction is on terms that are not materially less favorable to the Borrower or such Subsidiary than those that would have been reasonably obtained at the time in a comparable transaction with a Person other than an Affiliate on an arm’s-length basis; provided, however, that the foregoing provisions will not apply to the following:

(a) Restricted Payments may be made to the extent provided in Section 6.06;

(b) the Transactions and the Transaction Expenses;

(c) the issuance of Qualified Equity Interests to any officer, director, employee or consultant of the Borrower or any other Restricted Subsidiary or any direct or indirect parent of the Borrower in connection with the Transactions;

(d) reserved;

(e) employment and severance arrangements between the Borrower or any other Restricted Subsidiary and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements;

(f) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of the Borrower and the other Restricted Subsidiaries or any direct or indirect parent of the Borrower in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the other Restricted Subsidiaries;

(g) any transaction that constitutes a Permitted Investment;

(h) any transaction in the ordinary course of business, or approved by a majority of disinterred members of the Board of Directors, between the Borrower or any Restricted Subsidiary and any Affiliate of the Borrower controlled by the Borrower that is a joint venture or similar entity;

(i) transactions in which the Borrower delivers to the Administrative Agent a letter from an Independent Financial Advisor, which letter states that (A) such transaction complies with clause (a) above or (B) such transaction is fair to the Borrower or such Subsidiary, as applicable, from a financial point of view;

(j) payments to or from, and transactions with, any joint venture that is permitted under Section 6.06 in the ordinary course of business;

(k) any issuance or sale of Equity Interests (other than Disqualified Stock) of the Borrower; and

(l) any capital contribution to the Borrower.

Section 6.09 Business of Borrower and Restricted Subsidiaries. On and after the Initial Funding Date, with respect to the Restricted Subsidiaries, engage at any time in any business or business activity other than the business conducted by it as of the Initial Funding Date (after giving effect to the Transactions) and business activities reasonably incidental thereto and reasonable extensions thereof (a “Permitted Business”).

Section 6.10 Other Indebtedness and Agreements; Amendments to Acquisition Documentation. Permit any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any Material Indebtedness of the Borrower or any of the Restricted Subsidiaries that is subordinated to the Obligations (other than Indebtedness among the Borrower and the Restricted Subsidiaries) (the Indebtedness referred to in preceding clauses (i) and (ii), collectively, “Other Financing”) is outstanding if the effect of such waiver, supplement, modification, amendment, termination or release would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner materially adverse to the Lenders.

Section 6.11 Reserved.

Section 6.12 Reserved.

Section 6.13 Reserved.

Section 6.14 Fiscal Year. With respect to the Borrower, change its fiscal year-end to a date other than December 31.

Section 6.15 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) the Borrower or any Restricted Subsidiary may merge or consolidate with the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that (x) the Borrower shall be the continuing or surviving Person, and (y) such merger or consolidation does not result in the Borrower ceasing to be incorporated under the laws of England or Wales;

(b) (i) any Restricted Subsidiary that is not a Loan Party may merge or consolidate with or into any other Restricted Subsidiary and (ii) any Restricted Subsidiary (excluding the Borrower) that is not a Loan Party may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and the Restricted Subsidiaries and if not materially disadvantageous to the Lenders;

(c) any Restricted Subsidiary (other than the Borrower) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (i) the transferee must be a Loan Party or (ii) to the extent constituting an Investment or giving rise to the incurrence of Indebtedness, such Investment must be a permitted Investment in or such Indebtedness must be Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Section 6.01 and Section 6.06, respectively;

(d) reserved;

(e) so long as no Default or Event of Default exists or would result therefrom, any Restricted Subsidiary may merge or consolidate with any other Person (i) in order to effect an Investment permitted pursuant to Section 6.06 or (ii) for any other purpose; provided that (A) the continuing or surviving Person shall be the Borrower or a Restricted Subsidiary, which together with each of the Restricted Subsidiaries, shall have complied with the applicable requirements of Section 5.09; and (B) in the case of subclause (ii) only, if the merger or consolidation involves a Guarantor and such Guarantor is not the surviving Person, the surviving Restricted Subsidiary shall expressly assume all the obligations of such Guarantor under the Loan Documents to which the Guarantor is a party pursuant to a supplement thereto in form reasonably satisfactory to the Administrative Agent;

(f) the Acquisition may be consummated; and

(g) so long as no Default or Event of Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 6.05.

Section 6.16 Scheme Negative Covenants.

At all times during the Certain Funds Period and, to the extent applicable under the Scheme, at all times thereafter,

(a) except as consented to by the Arrangers in writing, increase, or propose an increase in, the price per share at which the Scheme is proposed or make any other acquisition of any Target Share above the initial Scheme price (and procure that no Person acting in concert (as defined by the Takeover Panel Act and the Takeover Code) with any of them shall acquire any Target share above the initial

Scheme price), or otherwise increase the Acquisition Consideration, unless such increase is funded solely from an additional equity contribution from the Borrower direct or indirect shareholder(s);

(b) except as consented to by the Arrangers in writing, amend, vary, waive or otherwise the Anti-Trust Condition, or, if the Scheme has been switched to an Offer, the Acceptance Condition in a way which is or could reasonably be expected to be prejudicial to the interests of the Lenders in any material respect, except (i) to the extent required by the Takeover Panel or the court, or any other applicable law, regulation or regulatory body or (ii) a waiver of the Acceptance Condition to permit the Offer to become unconditional with acceptance of Target Shares in an aggregate amount of not less than 75% of the Target Shares to which the Offer relates.

(c) make any public announcement or public statement (other than the Press Release, the Offer Press Release, the Scheme Circular or the Offer Document as applicable) in connection with the financing of the Scheme, unless required to do so by the Takeover Code or Takeover Panel, the court, any regulation, any applicable stock exchange, any applicable governmental or other regulatory authority save with the prior written consent of the Administrative Agent, such consent not to be unreasonably withheld, delayed or conditioned; and

(d) become obliged, or permit any Person acting in concert (as defined in the Takeover Panel Act and the Takeover Code) with any of them to become obliged, to make an offer to the shareholders of the Target under Rule 9 of Part B of the Takeover Code.

Section 6.17 Specified Negative Covenants.

Immediately after the Commitment Effective Date, until the Successful Syndication, there shall be no competing issues of debt securities or commercial bank or other debt facilities or securitizations (other than the financings contemplated hereby and any refinancing or replacement of the Revolving Credit Agreement or Indebtedness otherwise permitted under Section 3 (Syndication) of the commitment and syndication letter dated on or around the date of this Agreement between amongst others, the Borrower and the Arrangers) by the Borrower or any of its Restricted Subsidiaries being offered, placed or arranged, (including renewals or refinancing of any existing debt) without the prior written consent of the Arrangers and the Administrative Agent.

Section 6.18 Holding Company. Prior to the Initial Funding Date, UK Holdco shall not conduct, transact or otherwise engage in any business or operations, own or acquire any assets or incur or assume any liabilities other than those incidental to (i) other than with respect to the Borrower, its ownership of Equity Interests in the Borrower, (ii) the maintenance of its legal existence and related administrative functions (including, without limitation, payment of franchise and other taxes, legal fees, accounting costs and insurance premiums) and (iii) the incurrence of obligations (including Indebtedness, to the extent applicable) under, and the performance of, the Loan Documents and the Acquisition Documentation to which it is a party; provided, that, for the avoidance of doubt, nothing in this Section 6.17(a) shall restrict UK Holdco from entering into and performing the Transactions.

Part B: On the Interim Loan Conversion Date and thereafter, until the principal and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, the Borrower will, and will cause each of the Restricted Subsidiaries to comply with customary negative covenants for high yield debt securities consistent with the provisions of the Permanent Securities Indenture to which the Senior Notes will be subject (which provisions shall be determined in accordance with the last sentence of Section 2.22(b)(ii)).

ARTICLE VII.

Events of Default

Section 7.01 Events of Default. In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made in or in connection with any Loan Document or the Borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished by a Loan Party in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b) default shall be made by a Loan Party in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days or default shall be made in the due observance or performance by the Borrower in all material respects of its obligations under the Fee Letter;

(d) default shall be made in the due observance or performance by the Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in Section 5.05, Section 5.08, Section 5.24, Section 5.25, any Certain Funds Covenant or in ARTICLE VI;

(e) default shall be made in the due observance or performance by the Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) or (d) above or clause (p) below) and such default shall continue unremedied for a period of 30 days following a Responsible Officer of a Loan Party becoming aware of such default or such written notice from the Administrative Agent;

(f) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Material Indebtedness or the Parent Bridge Credit Agreement, whether such Material Indebtedness or the Parent Bridge Credit Agreement now exists or is subsequently created, if such default results from the failure to pay any principal of such Material Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Material Indebtedness or the Parent Bridge Credit Agreement at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity;

(g) (1) an involuntary proceeding shall be commenced or taken or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Material Subsidiary, or their respective debts or of a substantial part of the property or assets of the Borrower or a Material Subsidiary, under Title 11 of the United States Code as now constituted or hereafter amended, or any other Federal, state, provincial or foreign bankruptcy, insolvency, court protection, liquidation, receivership or similar law under any jurisdiction, (ii) the appointment of a receiver, trustee, examiner, liquidator, custodian, sequestrator, conservator, monitor or similar official for the Borrower or any Material Subsidiary or for a substantial part of the property or assets of the Borrower or a Material Subsidiary or (iii) the winding-up, court protection, dissolution, reorganization, arrangement or liquidation of the Borrower or any Material Subsidiary or a moratorium in suspension of payments on indebtedness; and (2) such proceeding, petition or appointment shall continue undismissed or undischarged for 60 days with respect to the Borrower or any Material Subsidiary or a final order or decree approving or ordering any of the foregoing shall be entered;

(h) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code as now constituted or hereafter amended, or any other Federal, state, provincial or foreign bankruptcy, court protection, liquidation, insolvency, receivership or similar law under any jurisdiction, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (b)(i) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, examiner, liquidator, monitor or similar official for the Borrower or any Material Subsidiary or for a substantial part of the property or assets of the Borrower or any Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(i) one or more judgments for the payment of money in an aggregate amount in excess of €15,000,000 (to the extent not covered by third-party insurance) or other outstanding judgments that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof, and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Restricted Subsidiary to enforce any such judgment;

(j) an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of the Borrower and its ERISA Affiliates in an aggregate amount exceeding €15,000,000;

(k) any Guarantee or Security Document for any reason shall cease to be in full force and effect (other than in accordance with its terms) and this individually or cumulatively materially and adversely affects the Lenders under such Guarantee and Security Documents, or any Guarantor shall deny that it has any further liability under its Guarantee or any Security Document (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);

(l) any of the following occurs in respect of the UK Guarantor or other Loan Party incorporated in England and Wales or in Ireland:

(i) it is (but is not deemed unable to pay its debt as they fall due for the purposes of any applicable law to be) unable to pay its debts as they fall due (for UK Guarantors, such phrase to have the meaning ascribed to it in paragraph (e) of Section 3.24);

(ii) it admits its insolvency or its inability to pay its debts as they fall due;

(iii) it suspends making payments on any of its debts or announces an intention to do so;

(iv) by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor for the rescheduling or restructuring of any its indebtedness; or

(v) a moratorium is declared or instituted in respect of any of its indebtedness; if a moratorium occurs in respect of such Person, the ending of the moratorium will not remedy any Event of Default caused by the moratorium; or

(m) any of the following occurs in respect of the UK Guarantor or other Loan Party incorporated in England and Wales or in Ireland:

(i) any step is taken with a view to a moratorium or a composition, assignment or similar arrangement with any of its creditors;

(ii) a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to file documents with a court or any registrar for its winding-up, administration, examinership or dissolution or for the seeking of relief under any applicable bankruptcy, insolvency, court protection, company or similar law or any such resolution is passed;

(iii) any Person presents a petition or files documents with a court or any registrar for its winding-up, administration or dissolution or seeking relief under any applicable bankruptcy, insolvency, court protection, company or similar law;

(iv) an order for its winding-up, administration or dissolution is made or other relief is granted under any applicable bankruptcy, insolvency, court protection, company or similar law;

(v) any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, examiner, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets;

(vi) its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, an examiner, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer in respect of it or any of its assets;

(vii) enforcement of any Lien over any of its assets;

(n) default shall be made in the due observance or performance by the Borrower of any Scheme Covenant;

provided, that paragraph (m) above does not apply to a petition for winding-up presented by a creditor which is being contested in good faith and with due diligence and is discharged or struck out within 21 days provided, further, that during the 30-day period following the Initial Funding Date (the “Clean-up Period”), if a matter or circumstance exists which would constitute a breach of the representations and warranties or a breach of the covenants or a potential or actual Event of Default, that matter or circumstance will not constitute an Event of Default if (i) the matter or circumstance does not constitute (A) a Certain Funds Default or (B) an Event of Default which is not capable of being cured and (ii) reasonable steps are being taken to cure that matter or circumstance, unless such matter or circumstance (x) would have a Material Adverse Effect, (y) has been procured by the Borrower or (z) has not been remedied by the expiry of the Clean-up Period; provided, further, that the Clean-up Period shall not apply to any Default or Event of Default resulting from a breach under any Scheme Covenant or Certain Funds Covenant, then, and in every such Event of Default that has occurred and is continuing (other than an event with respect to the Borrower described in paragraph (g) or (h) above), the Administrative Agent may, and at the request of the Required Lenders shall, declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding, and the Administrative Agent shall have the right to take all or any actions and exercise any remedies available under the Loan Documents or applicable law or in equity; and in any Event of Default that has occurred and is continuing with respect to the Borrower described in paragraph (g) or (h) above, the principal of the Interim Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding, and the Administrative Agent shall have the right to take all or any actions and exercise any remedies under the Loan Documents or applicable law or in equity.

ARTICLE VIII.

The Administrative Agent and the Arrangers

Each of the Lenders hereby irrevocably appoints the Administrative Agent its agent and authorizes the Administrative Agent to take such actions on its behalf, including the execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Administrative Agent is hereby expressly authorized by the Lenders to negotiate, enforce or the settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender.

Additionally, each Lender irrevocably appoints the Administrative Agent to act its agent and/or trustee under and in respect of the Security Documents and irrevocably authorizes the Administrative Agent to take action any action it deems necessary in its absolute discretion in connection with the Collateral. To the extent that under applicable law the Administrative Agent is able to hold Collateral created by the Security Documents as trustee on behalf of the Lenders, the Administrative Agent is irrevocably appointed and authorized by the Lenders to hold such Collateral on trust for them.

Each financial institution serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such financial institution and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Restricted Subsidiary or any of their respective Affiliates as if it were not the Administrative Agent hereunder.

The Administrative Agent shall have no duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the

Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided Section 9.08), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall have no duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of the Restricted Subsidiaries or any of their respective Affiliates that is communicated to or obtained by the financial institution serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request or direction of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in ARTICLE IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all of their respective duties and exercise their respective rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation of the Administrative Agent, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. Upon the occurrence and during the continuance of an Agent Default, the Borrower and the Required Lenders may remove the Administrative Agent, which removal shall be effective upon the acceptance of appointment by a successor Administrative Agent. Upon any such removal of the Administrative Agent, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring or removed Administrative Agent gives notice of its resignation, then the retiring or removed Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a financial institution with an office in New York, New York, or an Affiliate of any such financial institution. If no successor Administrative Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by such Administrative Agent, such

Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of such Administrative Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Administrative Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Administrative Agent. In addition, notwithstanding the effectiveness of a resignation by the Administrative Agent hereunder, (i) the retiring Administrative Agent may, in its sole discretion, continue to provide the services of the Administrative Agent solely with respect to administering, collecting and delivering any payments of principal, interest, fees, premium or other amounts in respect of the Loans and maintaining the books and records relating thereto (such Administrative Agent acting in such capacity, the “Paying Agent”), (ii) the term “Administrative Agent” when used in connection with any such functions shall be deemed to mean such retiring Administrative Agent in its capacity as the Paying Agent and (iii) such retiring Administrative Agent shall, in its capacity as the Paying Agent, continue to be vested with and enjoy all of the rights and benefits of an Administrative Agent.

Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, the Arrangers are named as such for recognition purposes only, and in such capacity shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that the Arrangers shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent provided herein and in the other Loan Documents. Without limitation of the foregoing, the Arrangers shall not, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, Loan Party or any other Person.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arrangers or any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arrangers or any Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

ARTICLE IX.

Miscellaneous

Section 9.01 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section 9.01), notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i) if to the Borrower, to 6 Sylvan Way, Parsippany, New Jersey 07054, Attention: David B. Wyshner;

(ii) if to the Administrative Agent, to Morgan Stanley Senior Funding, Inc., 1 Pierrepont Plaza, 7th Floor, Brooklyn, NY 11201, Attention: James Park; and

(iii) if to a Lender, to it at its address (or fax number) set forth in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto or set forth in its Administrative Questionnaire.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or email or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. Notwithstanding anything to the contrary in this Agreement, any notices or other communications given to any party hereto may be provided to such party pursuant to an electronic mail address as directed by such party.

The Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that it will, or will cause its Restricted Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Article 5, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Borrowing Request or a notice pursuant to Section 2.10, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format reasonably acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, the Borrower agrees, and agrees to cause its Restricted Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to either Borrower or their respective securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents and (2) notification of changes in the terms of the Facilities.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(a) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to ARTICLE II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, return e-mail or other written acknowledgment); provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(b) Any party hereto may change its address, email address or fax number for notices and other communications hereunder by notice to the other parties hereto in accordance with the provisions hereof. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 9.02 Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Interim Loan Commitments have not been terminated. The provisions of Section 2.14, Section 2.16, Section 2.20 and Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Interim Loan Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document or any investigation made by or on behalf of the Administrative Agent, the Arrangers or any Lender.

Section 9.03 Binding Effect. This Agreement shall become effective when it shall have been executed by each of the parties hereto and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

Section 9.04 Successors and Assigns. ¡ Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(a) Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Interim Loan Commitment and the Loans at the time owing to it); provided, however, that (i) the Administrative Agent must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) the Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), provided that the consent of the Borrower shall not be required to any such assignment (A) during the continuance of any Event of Default, (B) in connection with the initial syndication of the Loan Facility by an Arranger or an Affiliate thereof until the earlier to occur of (i) a Successful Syndication and (ii) the date that is 90 days after the Initial Funding Date, (C) if such assignment is made to another Lender, or an Affiliate of a Lender or an Approved Fund of a Lender or

(D) if five Business Days have elapsed since consent was solicited; (iii) except in the case of an assignment to a Lender, an affiliated Lender or an Approved Fund of a Lender, the amount of the Interim Loan Commitment or Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than €1,000,000 (or, if less, the entire remaining amount of such Lender’s Commitment), and shall be in an amount that is an integral multiple of €1,000,000 (or the entire remaining amount of such Lender’s Commitment), (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system reasonably acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent) and (v) the assignee, if it shall not be a Lender immediately prior to the assignment, shall deliver to the Administrative Agent an Administrative Questionnaire. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.14, Section 2.16, Section 2.20 and Section 9.05, as well as to any Fees accrued for its account and not yet paid). Notwithstanding any of the foregoing to the contrary, with respect to any assignment pursuant to clauses (ii)(B) or (ii)(C), (i) the Arrangers shall retain exclusive control over all rights and obligations with respect to 51% of their respective Interim Loan Commitments, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Initial Funding Date has occurred and (ii) no Arranger shall be released from its obligation to fund its Interim Loan Commitment on the Initial Funding Date to the extent any assignee of such Arranger pursuant fails to fund on the Initial Funding Date the portion of the Interim Loan Commitment assigned to it by such Arranger notwithstanding the satisfaction of the conditions to such funding.

(b) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Interim Loan Commitment, or the outstanding balances of its Interim Term Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Restricted Subsidiary or the performance or observance by the Borrower or any Restricted Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Arrangers, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in the City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Interim Loan Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire, completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Borrower (if applicable) and the Administrative Agent to such assignment, the Administrative Agent shall promptly (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Lenders. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(e) Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Interim Loan Commitment and the Loans); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Section 2.14, Section 2.16 and Section 2.20 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant) and (iv) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans), extending any scheduled principal payment date or date fixed for the payment of interest on the Loans, increasing or extending the Interim Loan Commitments or releasing all or substantially all of the value of the Guarantees.

(f) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or proposed participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(g) Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Interim Loan Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(i) The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

(j) Notwithstanding anything herein to the contrary, at no time shall the percentage of Interim Loans or Interim Loan Commitments held by each Arranger in the aggregate be less than 50.1% of the Interim Loans or Interim Loan Commitments held by such Arranger as of the date hereof, as applicable.

Section 9.05 Expenses; Indemnity.

(a) On and after the Initial Funding Date, the Borrower agrees to pay all reasonable out-of-pocket costs and expenses (whether incurred prior to, on or after the Initial Funding Date) incurred by the Administrative Agent and the Arrangers, in connection with the syndication of the credit facilities provided for herein and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof or incurred by the Administrative Agent, the Arrangers or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made hereunder, including in each case the reasonable fees, disbursements and other out-of-pocket charges of Simpson Thacher & Bartlett LLP, counsel for the Administrative Agent, and, in connection with any such enforcement or protection, the reasonable fees, disbursements and other out of pocket charges of any counsel for the Administrative Agent, the Arrangers or any Lender (limited to not more than one counsel per jurisdiction as designated by the Administrative Agent).

(b) the Borrower agrees to indemnify the Administrative Agent, the Arrangers, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable costs and out-of-pocket expenses, including reasonable counsel fees, disbursements and other out-of-pocket charges, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the Loan Facility), (ii) the use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party, the Target or any of their respective affiliates, or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by the Borrower or any of the Restricted Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of the Restricted Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related costs and expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee; provided that the reimbursement of out-of-pocket expenses shall be subject to the provisions of clause (a) above.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Arrangers under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Arrangers, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Arrangers, in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Loans or Interim Loan Commitments at the time (in each case, determined as if no Lender were a Defaulting Lender).

(d) To the extent permitted by applicable law, neither the Borrower nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions or the other transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Interim Loan Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Arrangers or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor.

(f) For the avoidance of doubt, the foregoing Section 9.05 shall not apply to losses, claims, damages, liabilities or related costs and expenses in respect of Taxes which are expressly covered under Section 2.20.

Section 9.06 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.07 Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN THE OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.08 Waivers; Amendment. No failure or delay of the Administrative Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent or the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(a) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender affected thereby, (ii) increase or extend the Interim Loan Commitments or decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.17 , the provisions of Section 9.04(i), the provisions of this Section or the definition of the term “Required Lenders,” or release any Guarantor or Collateral (other than in connection with the sale of such Guarantor in a transaction permitted by Section 6.05), without the prior written consent of each Lender, (iv) modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(h) without the written consent of such SPC; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or modification hereunder, except for any such amendment, waiver or modification that requires the consent of each Lender or each affected Lender.

(b) This Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(c) This Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with replacement term loans (“Replacement Term Loans”) hereunder; provided that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (ii) the Applicable Margin with respect to such Replacement Term Loans (or similar interest rate spread applicable to such Replacement Term Loans) shall not be higher than the Applicable Margin for such Refinanced Term Loans (or similar interest rate spread applicable to such Refinanced Term Loans) immediately prior to such refinancing, (iii) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing (except by virtue of amortization or prepayment of the Refinanced Term Loans) and (iv) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing

(d) Notwithstanding any provision of this Section 9.08, the Administrative Agent and the Lenders will (i) negotiate in good faith any amendment or modification to the Loan Documents (including, without limitation, any amendments to the representations and warranties, undertakings and events of default contained therein) which are requested by the Borrower following input from the management of the Target Group on the anticipated operational requirement and flexibility of the Borrower and its Subsidiaries following completion of the Offer and the Transactions and (ii) use commercially reasonable efforts to execute any such documents required to implement any such amendment or modification.

(e) Notwithstanding any provision of this Section 9.08, the Borrower will (i) negotiate in good faith any amendment or modification to the Loan Documents which are requested by the Administrative Agent (acting reasonably) after the date hereof and (ii) use commercially reasonable efforts to execute any such documents required to implement any such amendment or modification.

Section 9.09 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the EURIBOR to the date of repayment, shall have been received by such Lender.

Section 9.10 Entire Agreement. This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Arrangers and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.11.

Section 9.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 9.14 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15 Jurisdiction; Consent to Service of Process. The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the

Arrangers, or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.

The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.16 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors who need to know such Information (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Restricted Subsidiary or any of their respective obligations, (f) with the prior written consent of the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16. For the purposes of this Section, “Information” shall mean all information received from the Borrower and related to the Borrower or its business, other than any such information that was available to the Administrative Agent or any Lender on a non-confidential basis prior to its disclosure by the Borrower; provided that, the source of such information was not actually known by the Administrative Agent or such Lender, as the case may be, to be bound by a confidentiality agreement or other legal or contractual obligation of confidentiality with respect to such information. Any Person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information. Notwithstanding any other express or implied agreement, arrangement or understanding to the contrary, each of the parties hereto agrees that each other party hereto (and each of its employees, representatives or agents) are permitted to disclose to any Persons, without limitation, the tax treatment and tax structure of the Loans and the other transactions contemplated by the Loan Documents and all materials of any kind (including opinions and tax analyses) that are provided to the Loan Parties, the Lenders, the Arrangers or the Administrative Agent related to such tax treatment and tax aspects. To the extent not inconsistent with the immediately preceding sentence, this authorization does not extend to disclosure of any other information or any other term or detail not related to the tax treatment or tax aspects of the Loans or the transactions contemplated by the Loan Documents.

Section 9.17 Lender Action.

Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent. The provisions of this Section 9.17 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 9.18 USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act.

Section 9.19 No Fiduciary Duties. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees that: (a) the Loan Facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower, the other Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, and the Borrower and the other Loan Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, the Administrative Agent, each Arranger and each Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any of the Borrower, any Loan Party or any of their respective Affiliates, stockholders, creditors or employees or any other person; (c) none of the Administrative Agent, any Arranger or any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any the Borrower or any other Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, any Arranger or any Lender has advised or is currently advising the Borrower or any other Loan Party or their respective Affiliates on other matters) and none of the Administrative Agent, any Arranger or any Lender has any obligation to any of the Borrower, the other Loan Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (d) the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and the other Loan Parties and their respective Affiliates, and none of the Administrative Agent, any Arranger or any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) the Administrative Agent, the Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate. The Borrower, the other Loan Parties and their respective Affiliates each hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agents, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty.

Section 9.20 Process Agent. By the execution and delivery of this Agreement, the Borrower hereby irrevocably agrees to designate, appoint and empower CT Corporation System, with offices at 111 Eighth Avenue, 13th Floor, New York, NY 10011, as its authorized agent solely to receive for and on its behalf service of summons or other legal process in any legal action, suit or proceeding in any court specified in Section 9.15 above. The Borrower shall, for so long as they shall be bound under this Agreement, maintain a duly appointed agent, which agent shall have delivered to the Administrative Agent and maintained with the Administrative Agent effective and enforceable letters in form and substance reasonably satisfactory to the Administrative Agent to receive for an on its behalf service of summons, complaint or other legal process in any legal action, suit or proceeding that any Loan Party may bring in New York, New York, in respect of this Agreement or the other Loan Documents and shall keep the Administrative Agent advised of the identity and location of such agent.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

AE CONSOLIDATION LIMITED

By:	/s/ Ronald L. Nelson
Name:	RONALD L. NELSON
Title:	DIRECTOR

AVIS BUDGET GROUP INC., with respect to Section 5.21 only

By:	/s/ Ronald L. Nelson
Name:	RONALD L. NELSON
Title:	DIRECTOR

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MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent,

By:	/s/ Kevin D. Emerson
Name:	KEVIN D. EMERSON
Title:	AUTHORIZED SIGNATORY

MORGAN STANLEY BANK, N.A., as a Lender,

By:	/s/ Kevin D. Emerson
Name:	KEVIN D. EMERSON
Title:	AUTHORIZED SIGNATORY

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CITIBANK, N.A., as a Lender

By:	/s/ Paul Simpkin
Name:	PAUL SIMPKIN
Title:	MANAGING DIRECTOR

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